Exhibit 10.1

Execution Copy

DATED the 13th day of May, 2007.

BETWEEN

Brian Munro, John Johnson, John Benedictus, Marilyn Benedictus,

John McDonald, Martin Bouma, Brenda Bouma, Denis Norman,

Paul Leonard, Thomas Jackson, Brian Munro Family Trust,

John Johnson Family Trust, John Benedictus Family Trust,

Little Creek Farm Trust, Martin Bouma Family Trust,

Denis Norman Family Trust, Paul Leonard Family Trust,

and Tom Jackson Family Trust

- and -

TISI ACQUISITION INC.

- and -

TEAM INDUSTRIAL SERVICES, INC.

in respect of the Purchase by TISI Acquisition Inc. and Team Industrial Services, Inc.

of

B. Munro Holdings Inc., J. Johnson Holdings Inc., J. Benedictus Holdings Inc.,

Little Creek Holdings Inc., M. Bouma Holdings Inc., D. Norman Holdings Inc.,

P. Leonard Holdings Inc. and Topher Holdings Inc.

- and -

Aitec Holdings Inc., Aitec License Inc., Aitec Inc., Aitec (Western) Inc., Aitec Shareholding Inc., Aitec Investments Inc. and Weldsonix International Inc.

- and -

Aitec Investments USA Inc., Aitec USA Inc. and Weldsonix Inc. .

SHARE PURCHASE AGREEMENT

Fraser Milner Casgrain LLP

1 First Canadian Place

100 King Street West

Toronto, Ontario

M5X 1B2

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	4
1.2	Recitals	17
1.3	Accounting Principles	17
1.4	Governing Law; Attornment	18
1.5	Entire Agreement; Amendment	18
1.6	Calculation of Time	18
1.7	Performance on Holidays	18
1.8	Waiver of Rights	18
1.9	Knowledge	19
1.10	Tender	19
1.11	Severability	19
1.12	Conflict	19
1.13	Consents and Approvals	19
1.14	Remedies Cumulative	20
1.15	Additional Rules of Interpretation	20
1.16	Schedules and Exhibits	21

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1	Transaction Steps	23
2.2	Amount of Purchase Prices	23
2.3	Estimated Canadian Purchase Price	24
2.4	Preparation of Closing Balance Sheet	24
2.4.1	Initial Preparation	24
2.4.2	Dispute Settlement	24
2.5	Payment of Purchase Prices	25
2.6	Adjustments for Uncollectible Accounts Receivable	25
2.7	Settlement of Litigation Matters	26
2.8	Delivery of Share Certificates	27
2.9	Place of Closing	27

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Canadian Vendors with respect to the Aitec Business and the Aitec Subsidiaries	28
3.1.1	Incorporation and Organization	28
3.1.2	Corporate Records	28
3.1.3	Qualification to do Business	29
3.1.4	Authorized and Issued Capital	29

3.1.5	Title to Shares	29
3.1.6	Investments	29
3.1.7	No Obligation to Issue Securities	30
3.1.8	Conflicting Instruments	30
3.1.9	Regulatory Approvals	30
3.1.10	Books and Records	31
3.1.11	Audited Financial Statements	31
3.1.12	No Material Change	31
3.1.13	No Liabilities	31
3.1.14	Aitec Business Carried on in Ordinary Course	32
3.1.15	No Guarantees	33
3.1.16	Non-Arm’s Length Transactions	34
3.1.17	Aitec Employees	34
3.1.18	Aitec Employee Benefit Plans	36
3.1.19	Debt Instruments	41
3.1.20	Real Property	41
3.1.21	Status of Leased Property	41
3.1.22	Lease and Leased Property	42
3.1.23	Personal Property	42
3.1.24	Equipment Leases	42
3.1.25	Licences and Compliance with Applicable Laws	43
3.1.26	Sufficiency and Condition of Assets	43
3.1.27	Insurance	43
3.1.28	Contracts	44
3.1.29	Customers and Suppliers	45
3.1.30	Legal Proceedings	45
3.1.31	Banking Information	46
3.1.32	Tax Matters	46
3.1.33	Accounts Receivable	49
3.1.34	Environmental Matters	50
3.1.35	Intellectual and Industrial Property	51
3.2	Representations and Warranties of the Canadian Vendors with respect to the Canadian Vendors and the Canadian Holding Companies	52
3.2.1	Formation of the Trusts Shareholders	53
3.2.2	Authorization of Purchase by Canadian Vendors	53
3.2.3	Incorporation and Organization of the Canadian Holding Companies	53
3.2.4	Corporate Records	54
3.2.5	Authorized and Issued Capital	54
3.2.6	Title to Canadian Purchased Shares	54
3.2.7	Investments	54
3.2.8	No Obligation to Issue Securities	54
3.2.9	Conflicting Instruments	55
3.2.10	Books and Records	55
3.2.11	No Liabilities	55
3.2.12	Business Carried On	55
3.2.13	No Guarantees	56

3.2.14	Non-Arm’s Length Transactions	56
3.2.15	Canadian Employees	56
3.2.16	Debt Instruments	56
3.2.17	Contracts and Assets	56
3.2.18	Legal Proceedings	57
3.2.19	Banking Information	57
3.2.20	Tax Matters	57
3.2.21	Residence of the Canadian Vendors	59
3.3	Representations and Warranties of the Canadian Purchaser	59
3.3.1	Incorporation, Authority and Enforceability	59
3.4	Representations and Warranties of the US Purchaser	59
3.4.1	Incorporation, Authority and Enforceability	60
3.5	Interpretation	60
3.6	Commission	60
3.7	Non-Waiver	60
3.8	Survival of Representations and Warranties of the Canadian Vendors	60
3.9	Survival of Representations and Warranties of the Canadian Purchaser	61

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1	Covenants of the Canadian Vendors	62
4.1.1	Satisfy Conditions	62
4.1.2	Investigations and Availability of Records	62
4.1.3	Consents and Approvals	62
4.1.4	Amalgamation	63
4.1.5	Conduct of the Canadian Business and the US Business	63
4.1.6	Canadian Employee Severance and Termination	66
4.1.7	Payment of Accrued Bonuses	66
4.2	Covenants of the Purchasers	66
4.2.1	Canadian Employee Severance and Termination	67
4.2.2	Tax Matters	67
4.2.3	E&O/Liability Insurance	68
4.2.4	Sale of the Aitec Business	68
4.3	Mutual Covenants	68
4.3.1	Transaction Steps	68
4.3.2	Cooperation	68

ARTICLE 5
CONDITIONS OF CLOSING

5.1	Conditions for the Benefit of the Canadian Purchaser and US Purchaser	69
5.1.1	Representations, Warranties and Covenants of the Canadian Vendors Regarding the Period Prior to the Amalgamation	69
5.1.2	Representations, Warranties and Covenants of the Canadian Vendors as of the Closing Time	70
5.1.3	Amalgamation	70

5.1.4	Legal Opinion	70
5.1.5	No Adverse Change	71
5.1.6	Consents	71
5.1.7	Regulatory Approvals	71
5.1.8	No Legal Proceedings	71
5.1.9	Resignations and Releases	71
5.1.10	Satisfaction with Due Diligence	72
5.1.11	Closing Documents	72
5.1.12	New Employment Agreements	72
5.1.13	Non-Competition and Non-Solicitation Agreements	72
5.1.14	Mutual Releases	73
5.1.15	Repayment of Debt Instruments and Discharge of Encumbrances	73
5.1.16	Satisfaction Letters of Note Holders	73
5.1.17	CIT Consents	73
5.1.18	Intercompany Accounts	73
5.1.19	Board Approval	73
5.1.20	Holdback Agreement	73
5.1.21	Representations and Warranties Insurance Policy	73
5.1.22	Unanimous Shareholders Agreement	74
5.2	Conditions for the Benefit of the Canadian Vendors	74
5.2.1	Payment of the Purchase Price	74
5.2.2	Mutual Full and Final Releases	74
5.2.3	Closing Documents	74
5.2.4	No Legal Proceedings	74
5.2.5	Truth of Representations and Warranties of the Canadian Purchaser and the US Purchaser	75
5.2.6	Legal Opinion	75
5.2.7	Holdback Agreement	75
5.2.8	Certain Employment Offers	76
5.2.9	CIT Consents	76
5.3	Waiver	76
5.4	Failure to Satisfy Conditions	76
5.5	Damage or Expropriation	76

ARTICLE 6
INDEMNIFICATION

6.1	Indemnification by Canadian Vendors	77
6.2	Indemnification by the Canadian Purchaser	78
6.3	Agency for Representatives	79
6.4	Notice of Third Party Claims	79
6.5	Defence and Funding of Third Party Claims	79
6.6	Assistance for Third Party Claims	80
6.7	Settlement of Third Party Claims	80
6.8	Direct Claims	80
6.9	Failure to Give Timely Notice	81
6.10	Reductions and Subrogation	81

6.11	Tax Effect	81
6.12	Payment and Interest	81
6.13	Limitation	82
6.14	Additional Rules and Procedures	82

ARTICLE 7
MISCELLANEOUS

7.1	Further Assurances	82
7.2	Public Announcements	83
7.3	Notices	83
7.4	Time of the Essence	83
7.5	Costs and Expenses	83
7.6	Effect of Closing	83
7.7	Counterparts	83
7.8	Assignment	84
7.9	Parties in Interest	84
7.10	Third Parties	84

v

THIS AGREEMENT dated the 13th day of May, 2007

BETWEEN:

Brian Munro, an individual resident in the Town of Grimsby, Province of Ontario, (“Munro”)

- and -

John Johnson, an individual resident in the Town of Halton Hills, Province of Ontario, (“Johnson”)

- and -

John Benedictus, individual residents in the City of Sarnia, Province of Ontario, (“J. Benedictus”)

- and -

Marilyn Benedictus, individual residents in the City of Sarnia, Province of Ontario, (“M. Benedictus”)

- and -

John McDonald, an individual resident in the Town of Caledonia, Province of Ontario, (“McDonald”)

- and -

Martin Bouma, individual residents in the City of Sarnia, Province of Ontario, (“M. Bouma”)

- and -

Brenda Bouma, individual residents in the City of Sarnia, Province of Ontario, (“B. Bouma”)

- and -

Denis Norman, an individual resident in the City of Oshawa, Province of Ontario, (“Norman”)

- and -

Paul Leonard, an individual resident in the City of Burlington, Province of Ontario, (“Leonard”)

- and -

Thomas Jackson, an individual resident in the City of Hamilton, Province of Ontario, (“Jackson”)

- and -

Brian Munro Family Trust, a trust formed under the laws of Ontario by its trustees Brian Munro and Betty Lou Munro, (“Munro Trust”)

- and -

John Johnson Family Trust, a trust formed under the laws of Ontario by its trustees John Johnson and Peggy Johnson, (“Johnson Trust”)

- and -

John Benedictus Family Trust, a trust formed under the laws of Ontario by its trustees John Benedictus and Marilyn Benedictus, (“Benedictus Trust”)

- and -

Little Creek Farm Trust, a trust formed under the laws of Ontario by its trustee John McDonald, (“Little Creek Trust”)

- and -

Martin Bouma Family Trust, a trust formed under the laws of Ontario by its trustees Martin Bouma and Brenda Bouma, (“Bouma Trust”)

- and -

Denis Norman Family Trust, a trust formed under the laws of Ontario by its trustee Denis Norman, (“Norman Trust”)

- and -

Paul Leonard Family Trust, a trust formed under the laws of Ontario by its trustee Paul Leonard, (“Leonard Trust”)

- and -

Tom Jackson Family Trust, a trust formed under the laws of Ontario by its trustee Tom Jackson, (“Jackson Trust”)

- and -

2.

TISI ACQUISITION INC., a corporation incorporated under the laws of the Province of Ontario,

(the “Canadian Purchaser”)

- and –

TEAM INDUSTRIAL SERVICES, INC., a corporation incorporated under the laws of the State of Texas

(the “US Purchaser”)

RECITALS:

1. Munro, McDonald, Norman, Leonard, Jackson, Johnson, J. Benedictus, M. Benedictus, M. Bouma, and B. Bouma (collectively, the “Individual Shareholders”) are, respectively, the registered and beneficial owners of all of the issued and outstanding Class A and Class B Special Shares in the capital of each of B. Munro Holdings Inc., Little Creek Holdings Inc. and D. Norman Holdings Inc. (collectively, the “Major Holdcos”), and P. Leonard Holdings Inc., Topher Holdings Inc., J. Johnson Holdings Inc., J. Benedictus Holdings Inc., and M. Bouma Holdings Inc. (the “Minor Holdcos”, and together with the “Major Holdcos” and Aitec Shareholding Inc., the “Canadian Holding Companies”);

2. Munro Trust, Little Creek Trust, Norman Trust, Leonard Trust, Jackson Trust, Johnson Trust, Benedictus Trust and Bouma Trust (collectively, the “Trusts Shareholders”) are respectively, the registered and beneficial owners of all of the issued and outstanding Common Shares in the capital of each of the Canadian Holding Companies;

3. Weldsonix International Inc. (the “US Vendor”) is the owner of all of the issued and outstanding shares of Aitec Investments USA Inc., which owns all of the issued and outstanding shares of Weldsonix Inc. and Aitec USA Inc., which are collectively referred to as the “US Subsidiaries”;

4. The US Purchaser wishes to purchase and the US Vendor wishes to sell all of the issued and outstanding shares in the capital of Aitec Investments USA Inc. for the purchase price and upon the terms and conditions hereinafter set forth;

5. The Minor Holdcos are the direct owners of all of the issued and outstanding shares of Aitec Shareholding Inc. Aitec Shareholding Inc. and the Major Holdcos are the direct owners of all of the issued and outstanding shares of Aitec Holdings Inc. Aitec Holdings Inc. is the direct owner of all of the issued and outstanding shares of Aitec License Inc., which is the direct owner of all of the issued and outstanding shares of each of Aitec Inc. and Aitec (Western) Inc. The Trust Shareholders, together with Aitec Holdings Inc. are the direct owners of all of the issued and outstanding shares of Aitec Investments Inc., which is the direct owner of all of the issued and outstanding shares of Weldsonix International Inc. Aitec Holdings Inc., Aitec License Inc., Aitec Inc., Aitec (Western) Inc., Aitec Investments Inc. and Weldsonix International Inc. are collectively referred to as the “Canadian Subsidiaries”;

3.

6. The Canadian Vendors have agreed to cause the Canadian Holding Companies and certain of the Canadian Subsidiaries to amalgamate immediately prior to the Closing (the resulting corporation being “Amalco”);

7. The Canadian Purchaser wishes to purchase and the Canadian Vendors wish to sell all of the issued and outstanding shares in the capital of Amalco for the purchase price and upon the terms and conditions hereinafter set forth;

NOW THEREFORE in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Records” means all of the books of account, accounting records and other financial data and information, of the Canadian Holding Companies, the Canadian Subsidiaries and the US Subsidiaries, and includes all records, data and information stored electronically, digitally or on computer related media;

“Accounts Receivable” means the Canadian Accounts Receivable and the US Accounts Receivable;

“Adjustment Date” means the third (3rd) Business Day after the Closing Working Capital is finally determined in accordance with Section 2.4;

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with that other person. For purposes of this definition, a person “controls” another person if that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other person, whether through ownership of securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings;

“Aitec Business” means the Canadian Business and the US Business;

“Aitec Employees” means the Canadian Employees and the US Employees;

“Aitec Employee Benefit Plans” means the Canadian Employee Benefit Plans and the US Employee Benefit Plans;

“Aitec Holdings Group” means the Canadian Holding Companies and the Aitec Subsidiaries;

“Aitec Subsidiaries” means the Canadian Subsidiaries and the US Subsidiaries;

4.

“Agreement” means this share purchase agreement and all Schedules and Exhibits attached hereto;

“Amalco” means the entity resulting from the amalgamation of the Amalgamating Companies;

“Amalgamating Companies” means the Major Holdcos, the Minor Holdcos, Aitec Shareholding Inc., Aitec Holdings Inc, Aitec Investments Inc., Weldsonix International Inc. and Aitec License Inc.

“Amalgamation” means the amalgamation, to take place at the time set out in the Transaction Steps, of the Amalgamating Companies pursuant to Section 174 of the Business Corporations Act (Ontario) to continue as Amalco, with Amalco having authorized capital consisting of an unlimited number of common shares and an unlimited number of Class A Special Shares, of which 925,360 common shares and 6,049,917 Class A Special Shares of Amalco shall be validly issued and outstanding as fully paid and non-assessable shares to each of the Canadian Vendors, as more particularly described in Schedule 3.1.4;

“Applicable Law” means, in respect of any person, property, transaction or event, any domestic or foreign statute, or law (including the civil and common law), or ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, practice, directive, code, guideline, by-law (zoning or otherwise) or Order of any Governmental Authority that applies in whole or in part to such person, property, transaction or event, and includes Licences and consent decrees to which the Canadian Vendors, the US Vendor, the Purchasers, the Canadian Holding Companies, Aitec Subsidiaries or any other entities or persons, as applicable, are a party or are otherwise subject, judgments, orders, decisions and rulings of any Governmental Authority, and includes Environmental Laws;

“Articles” means, with respect to any body corporate, the original or restated articles of incorporation, certificate of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special Act or statute and any other instrument or constating document by or pursuant to which the body corporate is incorporated or comes into existence;

“Audited Financial Statements” means the combined audited financial statements identified as “Combined Financial Statements of Aitec Holdings Group, September 30, 2006”, and attached hereto as Schedule 1.1A;

“Books and Records” means the Accounting Records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, personnel and payroll records, production, inventory and accounts receivable data, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Canadian Holding Companies, the Aitec Subsidiaries or the Aitec Business, as applicable, and all other documents, files, records, maps, site plans, surveys, soil and substratum studies, as–built drawings, appraisals, electrical and mechanical plans and studies, correspondence, and other data and information, financial or otherwise, which are relevant to the Canadian Holding Companies, the Aitec Subsidiaries or the

5.

Aitec Business, as applicable, including all data and information stored electronically, digitally or on computer related media;

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Toronto or the major banks located in the City of Houston are not open for the transaction of domestic business during normal banking hours;

“Canadian Accounts Receivable” means accounts receivable of the Canadian Subsidiaries;

“Canadian Business” means the business carried on by the Canadian Subsidiaries consisting of non-destructive testing services to commercial and industrial customers including in the resource, power, pulp and paper, steel, pharmaceutical, pipeline and construction industries, from offices located at Campbell River (British Columbia), Edmonton (Alberta), Red Deer (Alberta), Calgary (Alberta), Grand Prairie (Alberta), Weyburn (Saskatchewan), Thunder Bay (Ontario), Sarnia (Ontario), Kitchener (Ontario), Oakville (Ontario), Whitby (Ontario), Dartmouth (Nova Scotia), Mount Pearl (Newfoundland), Vancouver (British Columbia) and from satellite and field locations in various locations which operate based on need and demand;

“Canadian Employee” means an individual who is employed by any of the Canadian Subsidiaries, whether on a full-time or part-time or any other basis, and whether active or inactive;

“Canadian Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, promise, arrangement or agreement, whether oral or written, formal or informal, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by the Canadian Subsidiaries for the benefit of any of the Canadian Employees, former employees or beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, including without limiting the foregoing, the NDT Industry Health and Welfare Plan, the NDT Industry Pension Plan, the Aitec Holdings Inc. Employee Profit Sharing Plan and a Registered Retirement Savings Plan; except that the term “Canadian Employee Benefit Plans” shall not include any statutory plans with which the Canadian Subsidiaries are required to comply, including the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation;

6.

“Canadian Holding Companies” means the Major Holdcos, Minor Holdcos and Aitec Shareholding Inc.;

“Canadian Purchase Price” means the price payable by the Canadian Purchaser to the Canadian Vendors for the Canadian Purchased Shares provided for in Section 2.2(a);

“Canadian Purchased Shares” means all of the issued and outstanding shares of Amalco;

“Canadian Purchaser” means TISI Acquisition Inc.;

“Canadian Subsidiaries” means Aitec Holdings Inc., Aitec License Inc., Aitec Inc., Aitec (Western) Inc., Aitec Investments Inc. and Weldsonix International Inc.

“Canadian Vendors” means the Individual Shareholders and the Trusts Shareholders;

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.;

“CIT Consents” means the consents required to be given by CIT Financial Ltd. under the following contracts with certain Aitec Subsidiaries in order to carry out the transactions contemplated hereunder, which the Canadian Vendors represent and warrant are the only agreements with CIT Financial Ltd. which prohibit the payout of the Shareholder Loans by Amalco, as contemplated in the Transaction Steps:

(a)	CIT Master Lease Agreement No. 790-0383418-001; and

(b)	CIT Master Lease Agreement No. 790-0393554-001;

“Claim” means any act, omission or state of facts, and any Legal Proceeding, assessment, judgment, demand, settlement or compromise relating thereto, which may give rise to a right to indemnification under Sections 6.1 or 6.2 or at law;

“Closing” means the completion of the sale to and purchase by the Canadian Purchaser of the Canadian Purchased Shares and the completion of the sale to and purchase by the US Purchaser of the US Purchased Shares, and all other transactions contemplated by this Agreement that are to occur contemporaneously therewith;

“Closing Date” means June 1, 2007 or such earlier or later date as may be agreed upon in writing by the Parties;

“Closing Balance Sheet” means the combined balance sheet of the Aitec Subsidiaries, the Major Holdcos and the Minor Holdcos as at the Closing Date, upon completion of the Transaction Steps, prepared in accordance with generally accepted accounting principles, consistently applied, and on the same basis as the combined balance sheet for the year ended September 30, 2006 as set out in the Audited Financial Statements, as finally determined in accordance with the provisions of Section 2.4, provided, for certainty, that (i) the Closing Balance Sheet shall exclude the accounts of Aitec Realty Inc. and (ii) the Closing Balance Sheet

7.

shall reflect a reserve equal to the Litigation Reserve in respect of the Litigation Matters and an accrual bonus to be paid out pursuant to Section 4.1.7;

“Closing Document” means any document or instrument delivered at or subsequent to the Closing as provided in or pursuant to this Agreement;

“Closing Time” means 10:00 o’clock a.m. Toronto time on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Closing Working Capital” means the amount equal to the total of the combined current assets of the Aitec Subsidiaries less the total of the combined current liabilities of the Aitec Subsidiaries calculated on a basis consistent with the Target Working Capital and, for these purposes, “current assets” and “current liabilities” shall consist of assets and liabilities so classified on the Closing Balance Sheet. For greater certainty, Closing Working Capital shall exclude all Debt Instruments and all Intercompany Accounts, and each of the Litigation Reserve and the bonus expense contemplated by Section 4.1.7 shall each be considered a “current liability”;

“CNSC Licence” means the licence issued to Aitec Licence Inc. by the Canadian Nuclear Safety Commission pursuant to the Nuclear Safety and Control Act (Canada);

“Code” means the Internal Revenue Code of 1986 (26 U.S.C.), as amended;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any labour union or employee association that governs the terms and conditions of employment of any Aitec Employee;

“Confidentiality Agreement” means the Confidentiality, Non-Disclosure and Non-Solicitation Agreement dated October 20, 2006 between Team Industrial Services, Inc. and Aitec Holdings Inc.;

“Consent” means any consent, approval, permit, waiver, ruling, exemption, or acknowledgement from any person (other than the Canadian Holding Companies or the US Vendor) under the terms of any Contract, Lease or Equipment Lease issued to or for the benefit of the Canadian Subsidiaries or the US Subsidiaries, as applicable, which is provided for or required pursuant to the terms of such Contract, Lease or Equipment Lease in connection with the sale of the Canadian Purchased Shares to the Canadian Purchaser or the sale of the US Purchased Shares to the US Purchaser and the completion of the other transactions contemplated herein or which is otherwise necessary to permit the Parties to perform their obligations or is otherwise required to permit the consummation of the transactions as contemplated herein;

“Contracts” means all contracts, agreements, instruments and other legally binding commitments or arrangements, written or oral, entered into by any of the Canadian Holding Companies, Canadian Subsidiaries or US Subsidiaries, as the context requires, including those listed or identified on any Schedule;

“Debt Instrument” means, in respect of any member of the Aitec Holdings Group or Amalco, any bond, debenture, obligation to any Canadian Vendor (including

8.

shareholder loans, but excluding any employment income owing in the ordinary course), promissory note or other instrument evidencing indebtedness to any person, other than any of the Aitec Subsidiaries or any Canadian Holding Company, for services, products, borrowed money or other liability arising from any cause, including Guarantees, and for certainty, excluding any Intercompany Accounts and any Guarantee given by any member of the Aitec Holdings Group in favour of another member, as well as “current liabilities”, as such term is defined in “Closing Working Capital”;

“Direct Claim” means any Claim asserted against an Indemnitor by an Indemnitee which does not result from a Third Party Claim;

“E&O/Liability Policy” means collectively Policy No. 04-GL-000655689 issued by Mid-Continent Casualty Company and Policy No. 5463526 issued by Commerce Industry Insurance Company of Canada, each of which are listed in Schedule 3.1.27, or some replacement insurance policy or policies with comparable coverage to such policies and having retroactive endorsement, providing coverage to the same persons, in the same jurisdictions, and for the same period prior to Closing;

“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, restrictive covenant, assignment by way of security, security interest of any nature, servitude, pledge, hypothecation, security agreement, title retention agreement, right of occupation, option or privilege or any agreement to create any of the foregoing;

“Environment” means the environment, including the natural environment and all its aspects (including ambient air, surface water, ground water, land surface or subsurface strata), and including plant and animal, including human, health and the ecosystem necessary to protect and promote such health;

“Environmental Laws” means, in respect of any person, property, transaction or event, all applicable domestic, foreign, international, federal, state, regional, county and local administrative, regulatory and judicial laws, rules, statutes, codes, ordinances, regulations, binding interpretations, binding policies, Licences, approvals, plans or authorizations, common law, treaty, restriction, regulatory policy, standard, guideline, by-law (zoning or otherwise) and any similar items that apply in whole or in part to such person, property, transaction or event and is in effect on the date of this Agreement and through the Closing Date and any Order or Legal Proceeding relating to Hazardous Substances, the protection of human health, safety, the Environment or occupational health and safety, including without limitation those pertaining to (a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with the presence or the threat of Hazardous Substances, (b) the generation, manufacture, processing, distribution, emission use, re-use or re-cycle, treatment, storage, disposal, transport, labelling, handling and the like of Hazardous Substances; including, without limitation, with respect to the U.S. Business, the following laws, as amended: (i) CERCLA; (ii) the Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§1802 et seq.); (iii) RCRA; (iv) the Clean Water Act 33 U.S.C. §1251, et. seq.; (v) the Safe Drinking Water Act (42 U.S.C. §§300h et seq.); (vi) the Clean Air Act (42 U.S.C. §§1857 et seq.); (vii) the Solid Waste Disposal Act (42 U.S.C. §§6901 et seq.); (viii) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (ix) the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§11001 et seq.); (x) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (xi)

9.

the Radon Gas and Indoor Air Quality Research Act (42 U.S.C. §§7401 et seq.); (xii) the National Environmental Policy Act of 1975 (42 U.S.C. §§4321); (xiii) the Rivers and Harbors Act of 1899 (33 U.S.C. §§401 et seq.); and (xiv) the Oil Pollution Act of 1990 (33 U.S.C. §§1321 et seq.) and state and local analogues thereof; (c) above-ground and underground storage tanks; and (d) the manufacture, import; export, distribution, labelling. operation and handling of devices and materials (including without limitation naturally occurring materials) capable of emitting or generating radiation;

“Environmental Permits” means all Licences required under Environmental Laws;

“Equipment Leases” means all leases of personal property to which any of the Canadian Holding Companies, Canadian Subsidiaries or US Subsidiaries, as the context requires, are a party or under which it has rights, including those listed on Schedule 3.1.24;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §1001 et seq.);

“Escrow Agent” means, Scarfone Hawkins LLP, in its capacity as Escrow Agent under the Holdback Agreement;

“Estimated Canadian Purchase Price” means the amount estimated as such in Section 2.3;

“Fixed Assets” means those assets used by the US Vendor in the carrying-on of its business, as at the date hereof, as listed on Schedule 4.3.1(a);

“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, Tribunal, commission, bureau, board or other instrumentality exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

“Gowan Matter” means any Legal Proceeding which may result from the redemption by Aitec Holdings Inc. of 6000 Class ‘A’ shares registered in the name of Keith Gowan on or about November 14, 2006;

“Guarantee” means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any person;

“Hazardous Substance” means any material, waste or substance, whether toxic or otherwise, and any solid, liquid, gas, odour, heat, sound, vibration, radiation and the like, or any combination of them, exposure to which, or transportation, storage, management, disposal, or release of which is prohibited, limited or regulated by Environmental Law, or which is or may be toxic, hazardous, harmful or which may or could pose a hazard to the Environment or human health or which may impair or cause an adverse effect on the Environment;

10.

“Holdback Agreement” means a holdback agreement to be entered into between each of the Parties and the Escrow Agent, in respect of the Holdback Amount, in a form agreeable to such parties, acting reasonably;

“Holdback Amount” means the amount of $500,000 to be held by the Escrow Agent in accordance with the terms of the Holdback Agreement as security for any shortfall between the Closing Working Capital and the Target Working Capital and/or between Uncollectible Accounts Receivable and the allowance for doubtful accounts as reflected on the Closing Balance Sheet;

“Income Tax Act” means, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax Regulations, in each case as amended to the date hereof;

“Indemnitee” means any Party and its Representatives entitled to indemnification under this Agreement;

“Indemnitor” means any Party obligated to provide indemnification under this Agreement;

“Indemnity Payment” means any amount of a Loss required to be paid pursuant to Sections 2.7(a), 6.1 or 6.2;

“Independent Accountant” has the meaning ascribed thereto in subsection 2.4.2;

“Individual Shareholders” has the meaning ascribed thereto in the recitals to this Agreement;

“Intellectual and Industrial Property” means, collectively, all intellectual property used in whole or in part in, or required by the Canadian Subsidiaries or the US Subsidiaries, as applicable in the context, for the carrying on by the Canadian Subsidiaries or the US Subsidiaries, as applicable, of their respective businesses both domestic and foreign and whether or not registered including:

(a)	all trade-marks, trade names, business names, styles, designs, graphics, slogans, logos, service marks, brand names, internet domain names and registrations and other commercial symbols and all applications therefore;

(b)	all patents (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) and all applications therefor;

(c)	all copyrights, integrated circuit topographies, industrial designs and other industrial property rights and all applications therefor;

(d)	all know-how, inventions, trade secrets, including business methodologies and processes, confidential information and any licenced property or technology; and

(e)	all computer software and software systems and rights related thereto including all related code, specifications, documentation, revisions, enhancements, and

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modifications thereto and all data, databases and related documentation, in whatever form and media,

and including those set forth in Schedule 3.1.35;

“Intellectual and Industrial Property Rights” means:

(a)	any and all proprietary rights anywhere in the world provided under:

(i)	patent law;

(ii)	copyright law;

(iii)	trademark law;

(iv)	design patent or industrial design law;

(v)	semiconductor chip or mask work law;

(vi)	trade secret law; or

(vii)	any other statutory provision or common law principle applicable to rights to intellectual property which may provide a right in either:

A.	ideas, formulae, algorithms, concepts, inventions, technologies, software, data compilations, drawings, specifications, confidential business information, procedures or know-how generally, including without limitation, trade secret; or

B.	the expression or use of such ideas, formulae, algorithms, concepts, inventions technologies, software, data compilations, drawings, specifications, confidential business information, procedures or know-how; and

(b)	any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing;

“Intercompany Accounts” means all receivables and payables owed between any entities which are included in any of the following definitions: “Canadian Holding Companies”, “Aitec Subsidiaries”, “Amalco” and Aitec Realty Inc.;

“Interested Person” means any present or former officer, director, shareholder or employee of any of the Canadian Holding Companies, any of the Canadian Subsidiaries, any of the US Subsidiaries or any person with which any of the foregoing does not deal at arm’s length within the meaning of the Income Tax Act or the Code;

“Interim Estimated Canadian Purchase Price” means an amount equal to $36,999,999 less any Debt Instruments at Closing (including, for certainty, such Debt Instruments as are paid out pursuant to the Transaction Steps);

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“Interim Period” means the period from and including the time of execution of this Agreement to and including the Closing Time;

“Leased Property” means all right, title and interest of any of the Canadian Holding Companies, Canadian Subsidiaries or US Subsidiaries, as the context requires, in and to the subject matter (whether realty or personalty) of the Leases and the Equipment Leases;

“Leases” means the real property leases and other rights of occupancy relating to real property to which any of the Canadian Holding Companies, Canadian Subsidiaries or US Subsidiaries, as the context requires, are a party or under which it has rights, whether as lessor or lessee, including those set forth and described in Schedule 3.1.22;

“Legal Proceeding” means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding, including without limitation in respect of the Litigation Matters, and includes any appeal or review and any application for same;

“Licence” means any licence, consent, guideline, permit, approval, authorization, certificate directive, order, variance, registration, right, grant, notice of intent, waiver, exemption, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority and includes, except where otherwise noted, the CNSC Licence and the US Nuclear Licence;

“Licenced IP” has the meaning ascribed thereto in Subsection 3.1.35;

“Litigation Matters” means the ‘Andritz’ and ‘Rider’ matters described in Schedule 3.1.30, as well as the Gowan Matter;

“Litigation Reserve” means $250,000;

“Loss” means any and all loss, liability (including without limitation strict liability), damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith;

“Material Contracts” means Contracts, Leases and Equipment Leases identified with an asterisk on Schedules 3.1.28, 3.1.22 and 3.1.24;

“Notes” means the promissory notes made by any member of the Aitec Holdings Group, as detailed in Schedule 3.1.19; and “Note Holders” means the persons in whose favour each of the Notes have been made, including, for certainty, Peter Brady, Paul Simpson, Paul Simpson Family Trust, P. Simpson Holdings Inc., Roger Caissie and Roger Caissie Family Trust;

“Order” means any order, directive, judgment, decree, award or writ of any Tribunal;

“Owned IP” has the meaning ascribed thereto in Subsection 3.1.35;

13.

“Parties” means the Canadian Vendors, the US Vendor, the Canadian Purchaser and the US Purchaser and “Party” means any of them;

“Permitted Encumbrances” means:

(a)	inchoate or statutory liens for Taxes not at the time overdue but only if the amount thereof at the Closing Date is taken into account as a current liability in calculating the Closing Working Capital and inchoate or statutory liens for overdue Taxes the validity of which any of the Canadian Holding Companies, any of the Canadian Subsidiaries, or any of the US Subsidiaries, as applicable are contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes, and only if the amount of such overdue Taxes at the Closing Date is taken into account as a current liability in calculating the Closing Working Capital;

(b)	statutory liens incurred or deposits made in the ordinary course of business of any of the Canadian Holding Companies, any of the Canadian Subsidiaries, or any of the US Subsidiaries, as applicable in connection with worker’s compensation, employment insurance, employer health tax, Canada Pension Plan and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due but only if the amount thereof at the Closing Date is taken into account as a current liability in calculating the Closing Working Capital;

(c)	liens and privileges arising out of any judgment with respect to which any of the Canadian Holding Companies, any of the Canadian Subsidiaries, or any of the US Subsidiaries, as applicable, intend to prosecute an appeal or proceedings for review but only for so long as there is a stay of execution pending the determination of such appeal or proceedings for review, and only if the amount thereof at the Closing Date is taken into account as a current liability in calculating the Closing Working Capital;

(d)	security given by any of the Canadian Holding Companies, any of the Canadian Subsidiaries, or any of the US Subsidiaries, as applicable, to a public utility or any Governmental Authority when required in the ordinary course of business of such Company but only to the extent that the amount of the obligation secured at the Closing Date is taken into account as a current liability in calculating the Closing Working Capital ;

(e)	undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of any of the Canadian Holding Companies, any of the Canadian Subsidiaries, or any of the US Subsidiaries, as applicable, a claim for which has not been filed or registered pursuant to law or for which notice in writing has not been given to such company, but only if the amount thereof at the Closing Date is taken into account as a current liability in calculating the Closing Working Capital; and

(f)	Other Encumbrances listed on Schedule 1.1B, which, for certainty, shall only include such Encumbrances which the Purchasers will not require to be discharged at or before Closing;

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“Pre-Amalgamation Shares” means all of the issued and outstanding shares in the capital of the Amalgamating Companies;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Purchasers” means the Canadian Purchaser and the US Purchaser;

“Purchasers’ Advisors” means the directors, officers, employees, auditors, legal counsel and fiscal and tax advisors of either of the Purchasers and any other person authorized in writing by either of the Purchasers to represent it for purposes of Subsection 4.1.2;

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.;

“Real Property” means the real and immoveable property owned by the Canadian Subsidiaries or the US Subsidiaries, described in Schedule 3.1.20, and includes all plant, buildings, structures, erections, improvements, appurtenances and fixtures situate thereon or forming part thereof;

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any person by Applicable Law, the terms of any Licence or the conditions of any Order which is required pursuant to such Applicable Law, Licence or Order in connection with the sale of the Purchased Canadian Shares or the Purchased US Shares as contemplated herein and the completion of the other transactions contemplated herein or which is otherwise necessary to permit the Parties to perform their obligations or is otherwise required to permit the consummation of the transactions as contemplated herein;

“Release” includes any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal;

“Representations and Warranties Insurance Policy” means a representations and warranties insurance policy, which may be purchased by the Canadian Purchaser and/or the US Purchaser in respect of Canadian Claims and US Claims;

“Representative” means, in respect of an Indemnitee, each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of that Indemnitee and, in respect of the Canadian Purchaser, also includes the Canadian Holding Companies, the Canadian Subsidiaries and Amalco, and, in respect of the US Purchaser, also includes the US Subsidiaries;

“Shareholder Loans” means those loans to a member of the Aitec Holding Group made by a Canadian Vendor set out in Schedule 3.1.19;

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“Target Working Capital” means $11,274,584, which was calculated as set out on Exhibit A;

“Tax” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, but not limited to, U.S. and Canadian federal, state, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith;

“Tax Legislation” means, collectively, the Income Tax Act (Canada), the Code and all federal, state, provincial, territorial, municipal, foreign, or other governmental statutes imposing a Tax, including all treaties, conventions, case law, bulletins (including, without limitation, interpretation bulletins), circulars and releases, rules, regulations and Orders of any jurisdiction or any Governmental Authority;

“Tax Returns” means any return (including any informational return) all reports, elections, statements, and other documents filed or required to be filed under the provisions of any Tax Legislation and any Tax forms required to be filed, whether in connection with a U.S. or Canadian Tax return or not, under any provisions of any applicable Tax Legislation;

“Third Party Claim” means any Claim asserted against an Indemnitee that is paid or payable to, or claimed by, any person who is not a Party;

“Transaction Steps” means the transactions described in Schedule 4.3.1;

“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel and any other Governmental Authority, stock exchange, professional or business organization or association or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers;

“Trusts Shareholders” has the meaning ascribed to it in the recitals;

“Unanimous Shareholders Agreement” means the unanimous shareholders agreement between Aitec Shareholding Inc., Aitec Realty Inc., Aitec Investments Inc. and Aitec Holdings Inc., and each of their respective shareholders, dated January 20, 2005;

“Uncollectible Accounts Receivable” means such Accounts Receivable set out in the notice sent to the Canadian Vendors pursuant to Section 2.6(b), if applicable;

“US Accounts Receivable” means accounts receivable of the US Subsidiaries;

“US Business” means the business carried on by the US Subsidiaries consisting of non-destructive testing services to commercial and industrial customers including in the resource, power, pulp and paper, steel, pharmaceutical, pipeline and construction industries, from

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offices located at Houston, Texas, Daphne, Alabama, Everett, Washington and from satellite and field locations in various locations which operate based on need and demand;

“US Employee” means an individual who is employed by any of the US Subsidiaries, whether on a full-time or part-time or any other basis, and whether active or inactive;

“U.S. Employee Benefit Plans” means all “employee benefit plans,” within the meaning of section 3(3) of ERISA (other than any plan which is exempt from Title I of ERISA), for the employees or former employees of the US Subsidiaries or their dependents, survivors or beneficiaries, which pertain to the U.S. Business or cover the U.S. Employees and (a) which are currently maintained by US Subsidiaries and pertain to the U.S. Business, (b) which were previously maintained by the US Subsidiaries since January 1, 2000 and pertain to the U.S. Business or (c) in which any of the US Subsidiaries, the Canadian Subsidiaries or the Canadian Holding Companies is or was, within such period, a participating employer, including without limiting the foregoing, the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, the Trustee Health and Welfare Fund of the International Union of Operating Engineers and Participating Employers, the Aitec USA Inc. 401(k) Plan; the Aitec USA Inc. 401(k) Profit Sharing Plan, and the Administaff Health Related Benefit Plan;

“US Nuclear Licence” means collectively those licenses listed in items 2 and 3 of Schedule 3.1.3;

“US Purchase Price” means one ($1.00) dollar;

“US Purchased Shares” means all of the issued and outstanding shares in the capital of Aitec Investments USA Inc.;

“US Purchaser” means Team Industrial Services, Inc.;

“US Subsidiaries” means Aitec Investments USA Inc., Aitec USA Inc., and Weldsonix Inc.;

“US Vendor” means Weldsonix International Inc.; and

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et. seq., as amended, and any regulations adopted thereunder.

1.2	Recitals

The Parties acknowledge and declare that the recitals in this Agreement are true and correct.

1.3	Accounting Principles

Other than references to “US GAAP”, wherever in this Agreement reference is made to generally accepted accounting principles or GAAP, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity thereto, applicable as at the date on

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which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

1.4	Governing Law; Attornment

This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Ontario with respect to any matter arising pursuant to, or relating to, this Agreement. Notwithstanding the foregoing, all disputes arising under or in respect of this Agreement, following the Closing (including in respect of any Claims), shall, before being directed to a court of law, be subject to the dispute resolution procedures set out in Schedule 1.4.

1.5	Entire Agreement; Amendment

This Agreement, together with the Confidentiality Agreement and the US Share Purchase Agreement, constitutes the entire agreement between the Parties with respect to the transactions herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions, written or oral, between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the Parties other than those expressly set forth in this Agreement or in any Closing Document. This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the Parties.

1.6	Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.

1.7	Performance on Holidays

If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be valid if performed on the next succeeding Business Day.

1.8	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

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1.9	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Canadian Vendors to their knowledge or is otherwise expressed to be limited in scope to matters known to the Canadian Vendors, the Canadian Holding Companies, the Canadian Subsidiaries or the US Subsidiaries or of which the Canadian Vendors, the Canadian Holding Companies, the Canadian Subsidiaries or the US Subsidiaries are aware, it shall mean such knowledge as is actually known to any of the Canadian Vendors, or any officer or employee of the Canadian Holding Companies, the Canadian Subsidiaries or the US Subsidiaries who have overall responsibility for or knowledge of the matters relevant to such statement, or which would have or should have come to the attention of any of them if they had exercised that degree of care or diligence generally required pursuant to the principal of commercial reasonableness, and the Canadian Vendors hereby confirm that they have made appropriate inquiries of all such officers and employees, but for further certainty, no independent inquiry with any third party shall be required in order for the Canadian Vendors, the Canadian Holdings Companies, the Canadian Subsidiaries or the US Subsidiaries to comply with their obligation to exercise that degree of care or diligence generally required pursuant to the principal of commercial reasonableness.

1.10	Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank listed in Schedule 1 to the Bank Act (Canada) or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank listed in Schedule 1 to the Bank Act (Canada).

1.11	Severability

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

1.12	Conflict

In the event of any conflict or inconsistency between the terms and conditions in the body of this Agreement and those in any Schedule (including any agreement entered into pursuant to this Agreement), the terms and conditions in the body of this Agreement shall govern and take precedence and the Parties shall take such steps as may be required or desirable to conform the conflicting or inconsistent provisions thereof to this Agreement.

1.13	Consents and Approvals

Unless otherwise specified, where the consent or approval of a Party is contemplated or required by the terms of this Agreement, that Party shall not unreasonably delay or withhold the giving of such consent or approval after a request therefor has been made by the other Party.

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1.14	Remedies Cumulative

The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

1.15	Additional Rules of Interpretation

(a)	In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(b)	The division of this Agreement into Articles, Sections, Subsections, Schedules and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer.

(c)	Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section, Subsection, paragraph, clause, Schedule or Exhibit are to the applicable article, section, subsection, paragraph, clause, Schedule or Exhibit of this Agreement.

(d)	Wherever the words “include”, “includes” or “including” are used in this Agreement or in any Closing Document, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(e)	The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular section or portion of it.

(f)	Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency.

(g)	Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder and all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.

(h)	All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(i)

Unless the context otherwise requires, references in this Agreement to a “person” are to be broadly interpreted and shall include an individual (whether acting as an executor, administrator, legal representative or otherwise), body corporate,

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unlimited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated association, unincorporated syndicate, any Governmental Authority and any other legal or business entity.

(j)	The term “ordinary course”, when used in relation to the conduct by the Canadian Subsidiaries of the Canadian Business, the conduct by the US Subsidiaries of the US Business, the conduct of business by the Canadian Holding Companies or any other person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and, in the case of the Canadian Subsidiaries, the US Subsidiaries and the Canadian Holding Companies consistent with respective past practice and, in the case of any other person, being such as a person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

(k)	Unless otherwise defined herein, words or abbreviations which have well-known trade meanings are used herein with those meanings.

1.16	Schedules and Exhibits

The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof (and for further clarity, the Purchasers shall be deemed to have accepted, and the Canadian Vendors shall have no liability in respect of, all matters listed or referred to in the Schedules unless otherwise specifically provided for in this Agreement, provided that information set out on any Schedule shall only qualify the representations and warranties which refer to such Schedule):

Schedule 1.1A	–	Audited Financial Statements

Schedule 1.4	–	Dispute Resolution

Schedule 1.1B	–	Permitted Encumbrances

Schedule 3.1.1A	–	Jurisdiction of Aitec Business

Schedule 3.1.1B	–	Dates of Articles of Incorporation of Canadian Holding Companies and Aitec Subsidiaries

Schedule 3.1.3	–	Licences Required for the Conduct of Aitec Business

Schedule 3.1.4	–	Authorized and Issued Capital of Aitec Subsidiaries and Canadian Holding Companies

Schedule 3.1.9	–	Regulatory Approvals

Schedule 3.1.14	–	Business Carried on by Aitec

Schedule 3.1.15	–	Guarantees Given by Aitec Subsidiaries

Schedule 3.1.16	–	Agreements and Arrangements with Interested Persons

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Schedule 3.1.17	–	Information Regarding Aitec Employees

Schedule 3.1.18	–	Aitec Employee Benefit Plans

Schedule 3.1.19	–	Debt Instruments

Schedule 3.1.20	–	Real Property

Schedule 3.1.22	–	Lease

Schedule 3.1.24	–	Equipment Leases

Schedule 3.1.27	–	Insurance Policies

Schedule 3.1.28	–	Contracts

Schedule 3.1.29A	–	Warranties, Repair Contracts and Other Obligations

Schedule 3.1.29B	–	Top Ten Suppliers and Customers

Schedule 3.1.30	–	Legal Proceedings

Schedule 3.1.31	–	Banking Information

Schedule 3.1.32	–	Tax Matters

Schedule 3.1.34	–	Environmental Matters

Schedule 3.1.35	–	Intellectual and Industrial Property

Schedule 3.2.11	–	Liability of Canadian Holding Company

Schedule 4.1.5	–	Capital Expenditures

Schedule 4.3.1	–	Transaction Steps

Schedule 4.3.1(a)	–	Fixed Assets

Schedule 5.1.10	–	Key Managers of Aitec Subsidiaries

Schedule 5.1.15	–	Excluded Debt Instruments

Schedule 5.1.18	–	Excluded Intercompany Accounts

Schedule 7.3	–	Notice Procedure

Exhibit A	–	Target Working Capital Calculation

Exhibit B	–	Form of Notice of Resignation to be Provided by Leonard and McDonald

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Exhibit C	–	Form of Resignations and General Releases

Exhibit D	–	First Form of Non-Competition and Non-Solicitation Agreement

Exhibit E	–	Second Form of Non-Competition and Non-Solicitation Agreement

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1	Transaction Steps

Subject to the terms and conditions of this Agreement, the Parties agree to carry-out the Transaction Steps set out in Schedule 4.3.1, in the order set-out therein, concurrently with Closing, and without limiting the generality of the foregoing: (i) the Canadian Vendors agree to sell, transfer and assign the Canadian Purchased Shares to the Canadian Purchaser and the Canadian Purchaser agrees to purchase the Canadian Purchased Shares from the Canadian Vendors and (ii) the US Vendor agrees to sell, transfer and assign the US Purchased Shares to the US Purchaser and the US Purchaser agrees to purchase the US Purchased Shares from the US Vendor.

2.2	Amount of Purchase Prices

(a)	Subject to the provisions of Sections 2.4 to 2.7, the aggregate price payable by the Canadian Purchaser to the Canadian Vendors for the Canadian Purchased Shares (the “Canadian Purchase Price”) is equal to the Interim Estimated Canadian Purchase Price, and adjusted as follows, on a dollar-for-dollar basis:

(i)	(A) plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital; or

(B) minus the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital;

and,

(ii)	(A) plus the amount by which the allowance for doubtful accounts (as reflected in the Closing Balance Sheet) exceeds the Uncollectible Accounts Receivable; or

(B) minus the amount by which the Uncollectible Accounts Receivable exceeds the allowance for doubtful accounts (as reflected in the Closing Balance Sheet).

(b)	Subject to the provisions of Section 2.4 , the aggregate price payable by the US Purchaser to the US Vendor for the US Purchased Shares is the US Purchase Price.

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2.3	Estimated Canadian Purchase Price

As soon as practicable prior to the Closing Time, and in any event no less than three (3) Business Days prior to the Closing Date, the Canadian Vendors, acting reasonably, shall provide to the Canadian Purchaser and the US Purchaser an estimate of the Closing Working Capital, which estimate shall be based on the month-end financial statements for the Aitec Subsidiaries most recently prepared prior to such date in a manner consistent with the Audited Financial Statements (copies of which shall also be provided). To the extent that such estimate of Closing Working Capital exceeds or is less than the Target Working Capital, the difference shall be added or subtracted, accordingly, from the Interim Estimated Canadian Purchase Price; on a dollar-for-dollar basis, and the result shall be the Estimated Canadian Purchase Price.

2.4	Preparation of Closing Balance Sheet

2.4.1 Initial Preparation

Promptly after the Closing Time, the Canadian Purchaser shall prepare, at the Canadian Purchaser’s own expense, and in accordance with generally accepted accounting principles, consistently applied, the Closing Balance Sheet as at the completion of the Transaction Steps on the Closing Date and a calculation of Closing Working Capital at that time, which calculations shall be audited by Deloitte and Touche LLP. A draft of the Closing Balance Sheet and a draft calculation of the Closing Working Capital shall be delivered to the Canadian Vendors no later than such date as is ten (10) Business Days following the end of the ninety (90) day period following the Closing Date. The Canadian Purchaser shall permit representatives of the Canadian Vendors to be present at the inventory counts and other procedures used in the preparation of the draft Closing Balance Sheet and shall provide such representatives promptly with copies of all working papers created in connection with such preparation and access and to any portion of the Books and Records which the Canadian Vendors deem necessary, acting reasonably, in order to allow them to verify the draft closing balance sheets. If the Canadian Vendors do not give a notice of disagreement in accordance with Subsection 2.4.2, the Canadian Vendors shall be deemed to have accepted the draft Closing Balance Sheet and the draft calculations of the Closing Working Capital prepared by the Canadian Purchaser, which shall be final and binding on the Parties and the draft calculation of Closing Working Capital shall constitute the Closing Working Capital for purposes of this Agreement immediately following the expiry date for the giving of such notice of disagreement.

2.4.2 Dispute Settlement

If the Canadian Vendors disagree with any item in the draft Closing Balance Sheet or the draft calculation of the Closing Working Capital prepared pursuant to Subsection 2.4.1, it shall give notice to the Canadian Purchaser, of such disagreement no later than ten (10) Business Days after delivery of the draft Closing Balance Sheet. Any notice of disagreement given by the Canadian Vendors shall set forth in detail the particulars of such disagreement. The Parties shall then use reasonable efforts to resolve such disagreement for a period of thirty (30) days following the giving of such notice. If the matter is not resolved by the end of such thirty (30) day period, then such disagreement shall be submitted by the Parties to an accounting firm of recognized national standing in Canada, which is independent of the Parties and which is

24.

qualified to review such balance sheets and working capital calculations (the “Independent Accountant”). If the Parties are unable to agree on the Independent Accountant within a further 10 day period, any Party may apply under the Arbitration Act, 1991 (Ontario) to have a court appoint such accounting firm. The Independent Accountant shall, as promptly as practicable (but in any event within forty-five (45) days following its appointment), make a determination of the Closing Working Capital, based solely on written submissions submitted by the Parties to the Independent Accountant. The decision of the Independent Accountant as to the Closing Working Capital shall be final and binding upon the Parties and shall constitute the Closing Working Capital for purposes of this Agreement. The Canadian Purchaser and the Canadian Vendors shall each pay one-half of the fees and expenses of the Independent Accountant with respect to the resolution of any such dispute.

2.5	Payment of Purchase Prices

(a)	The Canadian Purchaser shall pay the Estimated Canadian Purchase Price, less the Holdback Amount, to the Canadian Vendors, pro rata in accordance with their respective holdings of the Canadian Purchased Shares, at the Closing Time by certified cheque, bank draft or wire transfer of immediately available funds to an account or accounts specified by the Canadian Vendors. On the Adjustment Date (i) the Canadian Purchaser shall pay to the Canadian Vendors the amount by which the Canadian Purchase Price (as then determined, namely without adjustment for the Uncollectible Accounts Receivable provided for in Section 2.2(a)(ii)) exceeds the Estimated Canadian Purchase Price, if applicable, and in which case (or should there be no difference between such figures) the Canadian Vendors shall be paid $200,000 from the Holdback Amount, or (ii) the Canadian Vendors shall pay to the Canadian Purchaser the amount, if any, by which the Estimated Canadian Purchase Price exceeds the Canadian Purchase Price (as then determined, namely without adjustment for the Uncollectible Accounts Receivable provided for in Section 2.2(a)(ii)) which amount shall first be claimed by the Canadian Purchaser against the Holdback Amount, and, thereafter, to the extent the remaining Holdback Amount is greater than $300,000, such amount over $300,000 shall be paid to the Canadian Vendors, pro rata in accordance with their respective holdings of the Canadian Purchased Shares, in any case by certified cheque, bank draft or wire transfer of immediately available funds to an account or accounts specified by the Canadian Vendors, together with interest thereon at the Prime Rate from the Closing Date to the Adjustment Date.

(b)	The US Purchaser shall pay the US Purchase Price to the US Vendor, at the Closing Time, by certified cheque, bank draft or cash.

(c)	For certainty no adjustment to the Canadian Purchase Price made pursuant to this Section 2.5, or in respect of the Accounts Receivable as provided for in Section 2.6, shall be considered a Claim or otherwise be subject to the provisions of Article 6.

2.6	Adjustments for Uncollectible Accounts Receivable

(a)	The Canadian Purchaser or the US Purchaser, as applicable, shall use commercially reasonable efforts to collect the outstanding Canadian Accounts

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Receivable and US Accounts Receivable for a period ending six (6) months following the Closing Date. Payments received by the Canadian Purchaser or US Purchaser, as applicable, in respect of such Accounts Receivable shall be applied to the invoices to which such payments are related. The Canadian Purchaser shall consider any reasonable requests made by the Canadian Vendors to assist in collecting the Accounts Receivable, which efforts shall, in any case be conducted under the supervision of the Canadian Purchaser.

(b)	At the end of such six (6) month period referred to in paragraph (a) above, the Canadian Purchaser shall have the right, exercisable by way of notice to the Canadian Vendors within ten (10) days thereafter, to surrender and unilaterally assign to John McDonald, in Trust, on behalf of all of the Canadian Vendors, all or less than all of the Accounts Receivable which have not been collected to that date with the appropriate supporting documentation (which shall include correspondence, notes of telephone calls with customers (containing names of persons contacted, date and time of call and results of conversation) and all related corporate and accounting documents.

(c)	To the extent the amount of Uncollectible Accounts Receivable assigned to the Canadian Vendors pursuant to Section 2.6(b) is greater than the amount of the allowance for doubtful accounts reflected on the Closing Balance Sheet, such difference shall be paid to the Canadian Purchaser from the remaining portion of the Holdback Amount, and the balance of the Holdback Amount, if any, shall be paid to the Canadian Vendors. If the remaining Holdback Amount is insufficient to pay the Canadian Purchaser, the Canadian Vendors shall forthwith pay such shortfall amount to the Canadian Purchaser. To the extent the amount of Uncollectible Accounts Receivable assigned by the Canadian Purchaser pursuant to Section 2.6(b) is less than the allowance for doubtful accounts reflected on the Closing Balance Sheet, such difference shall be paid, together with the remaining portion of the Holdback Amount, to the Canadian Vendors pro rata in accordance with their respective holdings of the Canadian Purchased Shares, by certified cheque, bank draft or wire transfer of immediately available funds to an account or accounts specified by the Canadian Vendors.

(d)	Notwithstanding the foregoing provisions of this Section 2.6, if at any time within one hundred and eighty (180) days from the Closing Date any part or all of the Aitec Business is sold to an arm’s length third party (and for such purposes, Charles Pattillo shall be deemed to be an arm’s length third party), then the Accounts Receivable which arose in connection with that portion of the Aitec Business which is sold, less any allowance for doubtful accounts properly attributable to such Account Receivable (as reflected on the Closing Balance Sheet), shall be deemed to have been collected for the purposes of this Section 2.6, and no adjustment to the Canadian Purchase Price may be made in respect of any such Accounts Receivable.

2.7	Settlement of Litigation Matters

(a)	(a) Within one (1) calendar month following the final settlement of the Litigation Matters, the Canadian Purchaser shall determine the costs and expenses

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it or Amalco incurred in respect of the Litigation Matters on and after the Closing Date (in this paragraph (a) the “Litigation Costs and Expenses”) and notify John McDonald thereof, on behalf of the Canadian Vendors. To the extent the amount of Litigation Costs and Expenses is greater than the Litigation Reserve, such excess shall forthwith be paid to the Canadian Purchaser by the Canadian Vendors; such liability to pay being a joint and several liability of the Canadian Vendors (provided that such amount shall be set-off by any amount which the Canadian Purchaser is required to reimburse the Canadian Vendors for pursuant to Article 6). To the extent the amount of Litigation Costs and Expenses is less than the Litigation Reserve, such deficiency shall forthwith be paid to John McDonald, in Trust, on behalf of the Canadian Vendors, by the Canadian Purchaser, by certified cheque, bank draft or wire transfer of immediately available funds to an account or accounts specified by John McDonald, in Trust (provided that such amount shall be set-off by any amount which the Canadian Vendors are required to reimburse the Canadian Purchaser for pursuant to the provisions of Section 6.5, whether or not such reimbursement is then due). For the purposes of this paragraph (a) “final settlement” shall mean a settlement of all claims as between the parties to such Litigation Matter and a full release of Amalco and any member of the Aitec Holdings Group involved in such Litigation Matter, or a final judgment of a court of competent jurisdiction where any right of appeal from such judgment has expired or been exhausted. Notwithstanding the foregoing, should the Litigation Costs and Expenses exceed the Litigation Reserve prior to the final settlement, each time such excess reaches $100,000, an accounting for such amount shall be sent to John McDonald, and the Canadian Vendors shall forthwith reimburse the Purchasers for such amount.

(b)	Defence of the Litigation Matters shall be assumed by the Canadian Vendors, and shall otherwise be carried out in accordance with the provisions of Sections 6.5, 6.6, 6.7, 6.10 and 6.11.

2.8	Delivery of Share Certificates

(a)	The Canadian Vendors shall transfer and deliver to the Canadian Purchaser at the Closing Time share certificates representing the Canadian Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank.

(b)	The US Vendor shall transfer and deliver to the US Purchaser at the Closing Time share certificates representing the US Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank.

2.9	Place of Closing

The Closing shall take place at the Closing Time at the offices of Fraser Milner Casgrain LLP, Suite 4200, 1 First Canadian Place, Toronto, Ontario, or at such other place as may be agreed upon by the Canadian Vendors and the Canadian Purchaser and the US Purchaser.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Canadian Vendors with respect to the Aitec Business and the Aitec Subsidiaries

The Canadian Vendors hereby jointly and severally represent and warrant, respectively, to the Canadian Purchaser, in respect of the Canadian Business and the Canadian Subsidiaries and to the US Purchaser in respect of the US Business and the US Subsidiaries, as set out in this Section 3.1 and acknowledge that the Purchasers are relying on such respective representations and warranties in connection with the respective transactions contemplated in this Agreement. The representations and warranties of the Canadian Vendors set out in this Section 3.1 are not assignable by either of the Canadian Purchaser or the US Purchaser to any other person, including any future purchaser of any part or all of the current Aitec Business from any one or more of the Canadian Purchaser or the US Purchaser.

3.1.1 Incorporation and Organization

Each Aitec Subsidiary is a corporation duly incorporated or continued and subsisting under the laws of its jurisdiction of incorporation or continuance. The respective jurisdiction of incorporation or continuance, and the respective jurisdictions, if any, in which each Aitec Subsidiary carries on its business are set out in Schedule 3.1.1A. No proceedings have been taken or authorized by any Canadian Vendor or any Aitec Subsidiary or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any Aitec Subsidiary or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, any Aitec Subsidiary (other than as contemplated herein) nor, to the knowledge of the Canadian Vendors, have any such proceedings been taken by any other person. True and complete copies of the Articles and all by-laws of each Aitec Subsidiary are contained in the minute book of each Aitec Subsidiary made available to the Purchasers. The Articles and the by-laws of each Aitec Subsidiary constitute all of the Articles and by-laws of each Aitec Subsidiary, are complete and correct and are in full force and effect. There are no shareholders’ agreements or unanimous shareholders’ agreements (other than the Unanimous Shareholder Agreement) governing the affairs of any Aitec Subsidiary or the relationship, rights and duties of their respective shareholders nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of any Aitec Subsidiary. Schedule 3.1.1B sets out the dates of the Articles of each Aitec Subsidiary and of any amendment thereto. No articles of amendment have been filed or authorized by the shareholders of any Aitec Subsidiary since the dates set forth in Schedule 3.1.1B with respect to each Aitec Subsidiary.

3.1.2 Corporate Records

The minute books of each Aitec Subsidiary and other corporate records made available to the Purchasers for review have been maintained in accordance with Applicable Law and contain, without limitation, complete and accurate copies of all by-laws of each Aitec Subsidiary and minutes of all meetings of, and resolutions passed by, the shareholders, directors and committees of directors since the respective dates of incorporation of each Aitec Subsidiary. All such meetings were duly called and held and all such by-laws and resolutions were duly

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passed or enacted. The share certificate book, register of shareholders, register of transfers and register of directors of each Aitec Subsidiary are complete, accurate and current.

3.1.3 Qualification to do Business

Each Aitec Subsidiary has the necessary corporate power, authority and capacity to own or lease and use its property and assets and to carry on the Aitec Business as now being conducted by it and is registered, licenced or otherwise qualified to carry on the Aitec Business in each jurisdiction in which the nature of the Aitec Business as carried on by it or the property or assets owned or leased or used by it makes such qualification necessary. The respective jurisdictions in which each Aitec Subsidiary owns or leases property or assets or carries on Aitec Business is set forth in Schedule 3.1.1A. Each Aitec Subsidiary possesses all Licences required for the conduct of the Aitec Business and all such licences are listed in Schedule 3.1.3.

3.1.4 Authorized and Issued Capital

The authorized and issued capital of each Aitec Subsidiary is set forth in Schedule 3.1.4. No other securities have been issued by the Aitec Subsidiaries and immediately prior to the Amalgamation, no other securities will have been issued. All of the Shares of the Aitec Subsidiaries have been validly issued and are outstanding as fully paid and non-assessable shares. Following the Amalgamation, the authorized and issued capital of Amalco shall be as indicated in Schedule 3.1.4. At Closing, all of the Canadian Purchased Shares shall have been validly issued and will be outstanding as fully paid and non-assessable shares.

3.1.5 Title to Shares

The registered and beneficial ownership of the Pre-Amalgamation Shares and the US Purchased Shares are as detailed in Schedule 3.1.4 and the registered owners thereof now have good and marketable title to such shares; immediately prior to the Amalgamation, the registered owners shall have good and marketable title to the Pre-Amalgamation Shares and the US Purchased Shares; immediately prior to Closing, the registered owners shall have good and marketable title to the Canadian Purchased Shares and the US Purchased Shares; and on Closing, the Canadian Purchaser shall acquire good and marketable title to the Canadian Purchased Shares and the US Purchased Shares, in each of the foregoing cases free and clear of all Encumbrances. At Closing, there will not be any restrictions of any kind on the transfer of the Canadian Purchased Shares except those set out in the Articles of Amalco; and there will not be any restrictions of any kind on the transfer of the US Purchased Shares except those set out in the Articles of Aitec Investments USA Inc. Other than as contemplated herein, no person has, or has any right capable of becoming, any agreement, option, understanding or commitment for the purchase or other acquisition from the registered owners of any of the Pre-Amalgamation Shares and US Purchased Shares, and on Closing no such right shall exist in respect to the Canadian Purchased Shares and the US Purchased Shares.

3.1.6 Investments

None of the Aitec Subsidiaries has agreed to acquire any business entity or any shares or other equity ownership or interest and none is subject to any obligation or requirement

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to provide funds to or to make any investment in any business or person by way of loan, capital contribution, equity purchase or otherwise.

3.1.7 No Obligation to Issue Securities

There are no agreements, options, warrants, rights of conversion or other rights pursuant to which any of the Aitec Subsidiaries are, or may become, obligated to issue any shares or other securities; and at Closing, no such agreements or rights shall exist in respect of Amalco.

3.1.8 Conflicting Instruments

Neither the entering into of this Agreement by the Parties, nor the entering into of any agreement or other instrument contemplated hereby nor the completion of the transactions herein contemplated nor the performance by the Canadian Vendors and the US Vendors of their respective obligations hereunder will: (a) conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of any of the Aitec Subsidiaries under, any of the terms and provisions of (i) any Applicable Law, (ii) the Articles of any of the Aitec Subsidiaries or their respective by-laws or any resolution of the directors or shareholders of any of the Aitec Subsidiaries; or (iii) subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions herein contemplated, any Licence (other than the CNSC Licence and US Nuclear Licence, in connection with which the obligation to obtain any consent being that of the Purchasers), Order or agreement, contract or commitment, written or oral to which any Aitec Subsidiaries is a party or by which any of them is bound; (b) subject to obtaining any Consent, relieve any other party to any Contract, Lease or Equipment Lease of that party’s obligations thereunder or enable it to terminate its obligations thereunder; (c) subject to obtaining any Consent, cause any of the Aitec Subsidiaries to lose any rights under any Contract, Lease or Equipment Lease or any right to a government grant or tax credit or refund (other than tax consequences applicable generally upon a change of control); or (d) result in the creation of any lien or encumbrance on any of the property or assets of any of the Aitec Subsidiaries.

3.1.9 Regulatory Approvals

Except as set forth in Schedule 3.1.9, no Regulatory Approval or registration or filing with, notice to, or waiver from any Governmental Authority or other person is required to be obtained or made by the US Vendor or the Canadian Vendor or any Canadian Holding Company or any Aitec Subsidiary: (a) in connection with the execution, delivery and performance by the US Vendor or the Canadian Vendor of their respective obligations under this Agreement or the Closing Documents or the consummation of the transactions contemplated hereby; (b) to avoid the loss of any Licence relating to the Aitec Business; or (c) to permit any of the Aitec Subsidiaries to carry on the Aitec Business after the Closing as the Aitec Business is currently carried on by such Aitec Subsidiary. Notwithstanding the foregoing, the Canadian Vendors make no representation or warranty or assurance whatsoever that the Excluded Licenses listed on Schedule 3.1.9 or those licenses where additional filings are required as listed on Schedule 3.1.9 will remain validly issued or in full force and effect for any period following the Closing given that such licences remain at the discretion of the licensing agency. It shall be the Purchasers’ obligation to obtain consent from such licensing agencies for all such Excluded

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Licenses and Licenses for which additional filings are required, all as identified on Schedule 3.1.9. Further, the Canadian Vendors make no representation or warranty in respect of the applicability of the Competition Act (Canada) to the transactions contemplated herein.

3.1.10 Books and Records

The Canadian Vendors have made available to the Purchasers all Books and Records. All material financial transactions of the Aitec Subsidiaries have been accurately recorded in the Accounting Records in accordance with sound business and financial practice and the Accounting Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Aitec Subsidiaries as of and to the date hereof. All Books and Records are in the full possession and exclusive control of and are owned exclusively by the Canadian Holding Companies or the Aitec Subsidiaries and are not dependent upon any computerized or other system or device that is not exclusively owned by or used under licence by, or controlled by the Aitec Subsidiaries.

3.1.11 Audited Financial Statements

The Audited Financial Statements are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of preceding periods and present fairly and accurately:

(a)	all of the assets, liabilities (whether accrued, absolute, contingent, matured or unmatured or otherwise) and the financial condition of the companies set out therein; and

(b)	the revenues, earnings and results of operations of the companies set out therein on a consolidated basis,

in each case as of the date and throughout the period indicated.

3.1.12 No Material Change

Since September 30, 2006, there has been no change in the Aitec Business or in the operations, affairs, prospects or condition (financial or otherwise) of any of the Aitec Subsidiaries, including any such change arising as a result of any change in Applicable Law, revocation of any Licence or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except for changes occurring in the ordinary course of business and which, either individually or in the aggregate, have not materially adversely affected and will not materially adversely affect the Aitec Business or the operations, affairs, prospects or condition (financial or otherwise) of the Aitec Subsidiaries.

3.1.13 No Liabilities

The Aitec Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) except:

(a)	liabilities disclosed on, reflected in or provided for in the Audited Financial Statements;

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(b)	liabilities disclosed or referred to in this Agreement; and

(c)	liabilities incurred in the ordinary course of the Aitec Business and attributable to the period since September 30, 2006, which are not, either individually or in the aggregate, materially adverse to the Aitec Business, or to the operations, affairs, prospects or condition (financial or otherwise) of any of the Aitec Subsidiaries.

3.1.14 Aitec Business Carried on in Ordinary Course

Since September 30, 2006, the Aitec Business has been carried on in the ordinary course, consistent with past practice and, in particular and without limitation, none of the Aitec Subsidiaries has, except as set out in Schedule 3.1.14:

(a)	transferred, assigned, sold or otherwise disposed of any of its assets except in the ordinary course of the Aitec Business;

(b)	incurred or assumed any obligation or liability (fixed or contingent) other than obligations or liabilities included in the Audited Financial Statements, liabilities otherwise disclosed or referred to in this Agreement, and current liabilities incurred since September 30, 2006 in the ordinary course of the Aitec Business;

(c)	settled any liability or Legal Proceeding pending against it or any of its assets;

(d)	discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Audited Financial Statements, current liabilities incurred since September 30, 2006, in the ordinary course of the Aitec Business, scheduled payments under loan agreements and other Contracts and deposits to operating accounts (and the resulting reductions to operating lines of credit);

(e)	suffered an operating loss or any extraordinary loss;

(f)	made any material change in the method of billing customers or the credit terms made available to customers;

(g)	made any material change with respect to any method of management operation or accounting in respect of the Aitec Business;

(h)	waived, cancelled or written off, or agreed or become bound to waive, cancel or write off, any rights, claims or accounts receivable other than in the ordinary course of the Aitec Business;

(i)	hired or dismissed any non-unionized employee whose annual salary exceeds $75,000.00 per annum;

(j)

except as disclosed in Schedule 3.1.17 increased the compensation paid or payable to its Aitec Employees or changed the benefits to which such Aitec Employees and former employees are entitled under any Aitec Employee Benefit Plans, created any new Aitec Employee Benefit Plans or modified, amended or terminated any existing Aitec Employee Benefit Plans for any such employees other than increases or changes made in the ordinary course of the Aitec Business

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consistent with past practice or made any amendment to, or terminated, any benefits to Aitec Employees;

(k)	created or permitted to exist any Encumbrance on any of its assets other than a Permitted Encumbrance and other than purchase money security interests on assets leased pursuant to leases;

(l)	modified, amended or terminated any Contract or waived or released any right which it has or had, other than in the ordinary course of the Aitec Business;

(m)	declared or paid any dividend or declared or made any other distribution or return of capital in respect of any of its shares (or been deemed under the Income Tax Act or the Code, as applicable, to have done so) or purchased, redeemed or otherwise acquired any of its shares or agreed to do so;

(n)	entered into or become bound by any written or oral contract, agreement or arrangement, or made or authorized any capital expenditure other than in the ordinary course of the Aitec Business or involving or which may result in the payment of money by any of the Aitec Subsidiaries of an amount in excess of $50,000.00 with respect to any one transaction or an amount in excess of $500,000.00 with respect to all transactions;

(o)	had a supplier terminate, or communicate to any Aitec Subsidiary the intention or threat to terminate, its relationship with such Aitec Subsidiary, or the intention to reduce substantially the quantity of products or services it sells to such Aitec Subsidiary or the intention to increase the prices it charges for goods or services it sells to such Aitec Subsidiary, except in the case of suppliers whose sales to the Aitec Subsidiaries are not, in the aggregate, material to the Aitec Business or to the financial condition of the Aitec Subsidiaries;

(p)	had any customer terminate, or communicate to any Aitec Subsidiary the intention or threat to terminate, its relationship with such Aitec Subsidiary, or the intention to reduce substantially the quantity of products or services it purchases from such Aitec Subsidiary, or its dissatisfaction with the products or services sold by such Aitec Subsidiary, except in the case of customers whose purchases from the Aitec Subsidiaries are not, in the aggregate, material to the Aitec Business or to the financial condition of the Aitec Subsidiaries; or

(q)	made any payment to any Interested Person except for usual employee reimbursements and compensation paid in the ordinary course of the Aitec Business; or

(r)	authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.15 No Guarantees

Except as disclosed in Schedule 3.1.15 the Aitec Subsidiaries have neither given nor agreed to give, nor are they parties to or bound by or subject to any Guarantee.

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3.1.16 Non-Arm’s Length Transactions

No Interested Person is indebted to any of the Aitec Subsidiaries nor are any of the Aitec Subsidiaries indebted to any Interested Person, except such indebtedness as is disclosed in Schedule 3.1.16, and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the Aitec Business. Except as described in Schedule 3.1.16 and except for Contracts of employment, none of the Aitec Subsidiaries is a party to any Contract with any Interested Person. No Interested Person: (a) owns, directly or indirectly, in whole or in part, any property that any of the Aitec Subsidiaries use in the operation of the Aitec Business; or (b) has any cause of action or other claim whatsoever against, or is owed any amount by any of the Aitec Subsidiaries in connection with the Aitec Business, except for any liabilities reflected in the Audited Financial Statements and claims in the ordinary course of business such as for accrued expense reimbursements, vacation pay and benefits under the Aitec Employee Benefit Plans.

3.1.17 Aitec Employees

(a)	Schedule 3.1.17 contains the names of all Aitec Employees and their general regional location of their employment, a list of all written contracts with Aitec Employees, and a list of all Collective Agreements. Schedule 3.1.17 also contains a list of all persons receiving compensation for work or services provided to any of the Aitec Subsidiaries who are not Aitec Employees and particulars of their terms of engagement. Schedule 3.1.17 also lists names of all Aitec Employees currently on leave and in receipt of disability benefits, workplace safety and insurance/workers compensation benefits, and Aitec Employees currently on pregnancy or parental leave or other leave, together with the type of leave and their expected return date, if known.

(b)	Except as disclosed in Schedule 3.1.17, none of the Aitec Subsidiaries is a party to or bound by or subject to any Collective Agreement, nor has any Aitec Subsidiary made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is required to recognize any labour union or employee association representing its employees or any agent having bargaining rights for its employees and, to the knowledge of the Canadian Vendors, there is no current attempt to organize, certify or establish any labour union or employee association with respect to Aitec Employees nor has there been any attempt to do so during the period of five (5) years preceding the date hereof.

(c)	None of the Canadian Vendors has reason to believe that any Aitec Employee, save and except for those disclosed on Schedule 3.1.17, would terminate his or her employment as a result of or in anticipation of the transactions herein contemplated. General relations between the Aitec Subsidiaries and their respective Aitec Employees are good and there is no present, pending or, to the Canadian Vendors’ knowledge, threatened labour strike, dispute, slowdown or work stoppage.

(d)	Except as set out in Schedule 3.1.17, none of the Aitec Subsidiaries has any Aitec Employee who is not a member of a union bargaining unit and whose

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employment cannot be terminated upon provision of reasonable notice or pay in lieu of reasonable notice. None of the Aitec Subsidiaries is liable to any Aitec Employee or former employee for any damages under any Applicable Law or any agreement or arrangement relating to any Employee Benefit Plan, except as set out in Schedule 3.1.17.

(e)	None of the Aitec Subsidiaries is in arrears in the payment of wages, salary, commissions, overtime pay, bonuses, vacation pay and expense reimbursement and any other amounts owing to Aitec Employees or any payments relating to Aitec Employees in respect of any Aitec Employee Benefit Plans or under Applicable Law, other than the normal payment of wages one week in arrears, by the Aitec Subsidiaries (save and except for Aitec (Western) Inc. which pays its salaried staff semi-monthly in arrears, and Aitec USA Inc. and Weldsonix Inc. which pay their staff bi-weekly in arrears) and accrued vacation pay and bonuses.

(f)	Except as set out in Schedule 3.1.17, none of the Aitec Employees are entitled to any carried-over or accrued vacation time or vacation pay relating to any time prior to January 1, 2007.

(g)	Except as set out in Schedule 3.1.17, none of the Aitec Subsidiaries has any employee on leave or in receipt of disability benefits, applicable workplace safety and insurance/workers’ compensation benefits.

(h)	Except as set out in Schedule 3.1.17, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by any of the Aitec Subsidiaries pursuant to any workplace safety and insurance legislation or similar legislation in any jurisdiction in which the Aitec Subsidiaries carry on business and none of the Aitec Subsidiaries have been reassessed in any material respect under such legislation during the past three (3) years and no audit is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the accident cost experience of any of the Aitec Subsidiaries.

(i)	The Canadian Vendors have provided to the Purchasers all orders and inspection reports under applicable Occupational Health and Safety legislation (“OHSA”) relating to the Aitec Subsidiaries for three (3) years immediately preceding the Closing Date. There are no charges pending under OHSA or any other statute in respect of any of the Aitec Subsidiaries.

(j)	There are no claims, complaints or proceedings by any of the Aitec Employees or any other person against the Aitec Subsidiaries under any human rights, employment standards, pay equity, occupational health and safety, workplace safety and insurance/workers’ compensation or any other employment-related statute or regulation.

(k)	None of the Aitec Subsidiaries have engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Aitec Subsidiaries’ knowledge, threatened against any of the Aitec Subsidiaries.

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(l)	No labour strike, dispute, work slowdown or stoppage has occurred against any of the Aitec Subsidiaries within the last five (5) years.

(m)	To the knowledge of the Canadian Vendors, and other than as set out in paragraph (c) above, none of the Aitec Employees who have an annual salary of at least $75,000.00 per year intend to end their employment with any Aitec Subsidiary with a period ending six (6) months following the Closing Date.

(n)	U.S. Employment Law Issues:

(i)	US Vendor has complied in all material respects with the Applicable Laws relating to the employment of labour. At the date of this Agreement or in the ordinary course of business following the date of this Agreement, all obligations of US Vendor to its employees for compensation, vacation pay and time, health and welfare plans, qualified and non qualified compensation plans, pensions, and severance obligations and liabilities to employees arising by virtue of the actions contemplated in this Agreement have been or will be satisfied by US Vendor or accrued on the Books and Records. US Vendor is not delinquent in the payment of withholding or other payroll Taxes or workers compensation assessments or penalties.

(ii)	There is no unfair labour practice, charge or complaint against US Vendor relating to employees or former employees who work or worked for US Vendor pending or, to the knowledge of US Vendor, threatened before the National Labour Relations Board. There is not now and there has not occurred, nor to the knowledge of the Canadian Vendors is there presently threatened, a labour strike, petition for representation, slowdown, work stoppage or lockout against US Vendor.

(iii)	No charges against US Vendor with respect to any employee or former employee of US Vendor are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. US Vendor has complied with, and has not incurred any liability under, the WARN Act and any regulations adopted thereunder.

(iv)	US Vendor has not and at the Closing Time will not have violated the WARN Act or any similar state or local legal requirement.

(v)	Except as listed on Schedule 3.1.17, none of the US Subsidiaries is a party to a collective bargaining agreement.

3.1.18 Aitec Employee Benefit Plans

The Canadian Vendors represent and warrant in connection with the Aitec Employee Benefit Plans, provided that the representations contained in subsection 3.1.18(d), 3.1.18(e), 3.1.18(f), 3.1.18(g), 3.1.18(i), 3.1.18(j), 3.1.18(k), 3.1.18(n), 3.1.18(o), 3.1.18(v)(i), 3.1.18(v)(iv), 3.1.18(v)(vi) and 3.1.18(p) shall not apply to the Aitec Employee Benefit Plans listed as “Multiemployer Aitec Employee Benefit Plans” on Schedule 3.1.18 as follows:

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(a)	Copies of each written Aitec Employee Benefit Plan, as amended to the date hereof, as well as summary descriptions of the Aitec Employee Benefit Plans provided to Aitec Employees and former employees of any Aitec Subsidiary, annual information reports and investment reports and any Aitec Employee Benefit Plans’ financial statements and statements of investment policies and procedures have been provided to or made available to the Purchasers. In the case of each unwritten Aitec Employee Benefit Plan, a written description thereof which accurately describes all material provisions of such Aitec Employee Benefit Plan, as amended to the date hereof, has been provided to or made available to the Purchasers. There have been no promised improvements, increases or changes to the benefits provided under any Aitec Employee Benefit Plan.

(b)	The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, the NDT Industry Pension Fund, the Aitec USA Inc. 401(k) Plan, the Aitec USA Inc. 401(k) Profit Sharing Plan, the Aitec Holdings Inc. Employee Profit Sharing Plan and a Registered Retirement Savings Plan for certain Canadian Employees are the only pension plans, registered or unregistered, under which Aitec Employees accrue pension benefits and under which benefits are provided to former employees, and none of the Canadian Subsidiaries or, except as described in this subsection, US Subsidiaries has ever participated in a defined benefit pension plan.

(c)	Schedule 3.1.18 lists and describes each of the Aitec Employee Benefit Plans in which Aitec Employees and/or former employees of the Aitec Subsidiaries participate.

(d)	Each Aitec Employee Benefit Plan is, and has been, established, registered (where desirable or required), administered and invested, in compliance with:

(i)	the terms of such Aitec Employee Benefit Plan;

(ii)	all Applicable Law;

(iii)	any Collective Agreement;

(iv)	every agreement (past or present) relating to the benefits provided under each such Aitec Employee Benefit Plan; and

(v)	all understandings, written or oral, between the Aitec Subsidiaries and any of their respective predecessors, and the Aitec Employees and former employees of the Aitec Subsidiaries.

(e)

No fact or circumstance exists which would adversely affect the tax-exempt status of any Aitec Employee Benefit Plan; and none of the Canadian Vendors, the Canadian Holding Companies, the Aitec Subsidiaries or any agent of any of them, has received, in the last three years, any notice from any person questioning or challenging such compliance (other than in respect of any claim for benefit payments in the ordinary course related solely to such a person who is an

37.

individual), and none of the Canadian Vendors, the Canadian Holding Companies, the Aitec Subsidiaries or any agent of any of them has any knowledge of any such notice from any person questioning or challenging such compliance beyond the last three years.

(f)	All obligations under the Aitec Employee Benefit Plans (whether pursuant to the terms thereof, Applicable Law or otherwise) have been satisfied, and there are no outstanding defaults or violations thereunder by the Canadian Vendors, the Canadian Holding Companies, the Aitec Subsidiaries or the administrator of any Aitec Employee Benefit Plan, or by any agent of any of them, that could result in or give rise to any liability to any of the Aitec Subsidiaries, nor do any of the Canadian Vendors, the Canadian Holding Companies or any of the Aitec Subsidiaries have any knowledge of any such default or violation by any other party to any Aitec Employee Benefit Plan. For greater certainty, all returns, filings, reports and disclosures relating to the Aitec Employee Benefit Plans required pursuant to the terms of the Aitec Employee Benefit Plans, Applicable Law or regulatory authorities have been timely filed or distributed in accordance with all requirements.

(g)	Where required by Applicable Law or pursuant to the Aitec Employee Benefit Plan, each Aitec Employee Benefit Plan has been fully funded or fully insured pursuant to methodology appropriate to the Aitec Employees and former employees or the Aitec Subsidiaries and the Aitec Business.

(h)	All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Aitec Employee Benefit Plan by the Canadian Vendors, the Canadian Holding Companies, or the Aitec Subsidiaries have been remitted and paid in a timely fashion in accordance with the terms thereof and all Applicable Law, and no Taxes or penalties could be levied or are owing or exigible against the Canadian Vendors, the Canadian Holding Companies, or the Aitec Subsidiaries under or in respect of any Aitec Employee Benefit Plans.

(i)	There is no investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Aitec Employee Benefit Plan or its assets, and no facts exist which presently or after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits).

(j)	No event has occurred respecting any Aitec Employee Benefit Plan which would entitle any person, including but not limited to any regulator (without the consent of the appropriate Aitec Subsidiary) to wind-up or terminate or require the wind up or termination of any Aitec Employee Benefit Plan, in whole or in part.

(k)	In respect of each Aitec Employee Benefit Plan that is funded, in whole or in part, no person has withdrawn any funds from any such Aitec Employee Benefit Plan, taken any contribution holidays in respect of any Aitec Employee Benefit Plan or paid any expenses from any Aitec Employee Benefit Plan except in accordance with the terms of such Aitec Employee Benefit Plan, the trusts or other funding media which govern such plan and Applicable Law.

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(l)	All employee data necessary to administer each Aitec Employee Benefit Plan in respect of the Aitec Employees and former employees of the Aitec Subsidiaries and their beneficiaries is in the possession of the Aitec Subsidiaries, and is complete, correct and in a form which is sufficient for the proper administration of the Aitec Employee Benefit Plans in respect of such Aitec Employees, former employees and their beneficiaries.

(m)	None of the Aitec Employee Benefit Plans, other than pension plans, provides post-employment or post-retirement benefits to or in respect of the Aitec Employees or any former employees of the Aitec Subsidiaries or to or in respect of the beneficiaries of such Aitec Employees and former employees, except for benefits paid during the applicable period of notice of termination of employment.

(n)	None of the Aitec Employee Benefit Plans requires or permits a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured or self-insured Aitec Employee Benefit Plans is reasonable and sufficient to provide for all incurred but unreported claims.

(o)	None of the Canadian Vendors, the Canadian Holding Companies and the Aitec Subsidiaries, and no agent of any of them, is in breach of any contractual or fiduciary obligation with respect to the administration of the Aitec Employee Benefit Plans or the trusts or other funding media relating thereto.

(p)	There exists no liability in connection with any former benefit plan relating to the Aitec Employees or former employees of the Aitec Subsidiaries and their beneficiaries that has terminated and all procedures for termination of each such former benefit plan has been properly followed in accordance with the terms of such former benefit plan and Applicable Law.

(q)	Neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:

(i)	result in any payment (including without limitation bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Aitec Employee Benefit Plans;

(ii)	increase any benefits otherwise payable under any Aitec Employee Benefit Plans;

(iii)	entitle any Aitec Employee to any job security or similar benefit or any enhanced benefits; or

(iv)	result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Aitec Employee Benefit Plans, or result in any Aitec Employee Benefit Plans becoming terminable other than at the sole and unfettered discretion of the Aitec Subsidiaries.

(r)	The data provided by the Canadian Vendors and the Aitec Subsidiaries to the Purchasers in connection with the Aitec Employees and former employees of the

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Aitec Subsidiaries and the Subsidiaries and their beneficiaries, including the demographic data and information relating to such persons, was true, accurate and complete in all material respects on the date that it was provided to the Purchasers and remains true, accurate and complete in all material respects as of the date hereof.

(s)	None of the Canadian Vendors, the Canadian Holding Companies, or the Canadian Subsidiaries has any liability or potential liability in respect of the acts or omissions of any employees, directors, or officers of the Canadian Vendors, the Canadian Holding Companies, or the Canadian Subsidiaries in connection with those individuals’ obligations and duties as trustees of any of the Canadian Employee Benefit Plans.

(t)	The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Aitec Employees and former employees of the Aitec Subsidiaries and their beneficiaries concerning each Aitec Employee Benefit Plan, together with all written communications of a general nature provided to such persons, accurately describe the benefits provided under each such Aitec Employee Benefit Plan referred to therein.

(u)	The Canadian Vendors, the Canadian Holding Companies, and the Aitec Subsidiaries have complied with their obligations in respect of the Aitec Employee Benefit Plans listed on Schedule 3.1.18.

(v)	Additional US Representations

(i)	Each of the U.S. Employee Benefit Plans disclosed in Schedule 3.1.18 has been duly adopted as required and operated in material compliance with its provisions and is in material compliance with all applicable requirements of ERISA and the Code;

(ii)	Except as disclosed on Schedule 3.1.18, each U.S. Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favourable determination of, or opinion letter from, the Internal Revenue Service, as applicable, to that effect. To the knowledge of the Canadian Vendors, no event has occurred which would cause the loss of qualification under Section 401(a) of the Code or the imposition of any liability, penalty or Tax thereunder with respect to the operation of such U.S. Benefit Plan;

(iii)	Except as disclosed on Schedule 3.1.18, none of the U.S. Employee Benefit Plans is a “multiemployer plan” (within the meaning of Section 3(37) or 4001 of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code) or a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code;

(iv)

Except as set forth in Schedule 3.1.18 and as required under Section 4980B of the Code and Sections 601 through 608 of ERISA, no U.S. Benefit Plan provides health or life insurance benefits for retirees or future

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retirees. Each of US Vendor’s group health plans provides the continuation of coverage requirements set forth in Section 4980B of the Code and in Regulation §1.162-26 thereunder and Sections 601 through 609 of ERISA and they have been administered in material compliance therewith.

(v)	Except as disclosed on Schedule 3.1.18, the consummation of the transaction will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any individual and there is no amount payable to any person on account of the transaction except as otherwise provided herein. In addition, no amounts payable under the U.S. Employee Benefit Plans listed in Schedule 3.1.18 or any other arrangement between the Company and any individual will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(vi)	Schedule 3.1.18 contains a list of each U.S. Employee Benefit Plan which provides nonqualified deferred compensation and may be subject to Section 409A of the Code, and each such plan is either exempt from Section 409A of the Code under current Internal Revenue Service guidance or has been operated in good faith compliance with Section 409A of the Code and the Internal Revenue Service guidance issued thereunder.

3.1.19 Debt Instruments

Except as set forth and described in Schedule 3.1.19, none of the Aitec Subsidiaries is a party to or bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument and no Debt Instrument or Encumbrance which any Aitec Subsidiary is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other person.

3.1.20 Real Property

Except as set forth and described in Schedule 3.1.20, no Aitec Subsidiary owns or has ever owned any real or immoveable property.

3.1.21 Status of Leased Property

(a)	To the best knowledge of the Canadian Vendors, all of the plant, buildings, structures, erections, improvements, appurtenances and fixtures (collectively in this Section 3.1.21 “buildings and structures”) situate on or forming part of the Leased Property and used by the Aitec Subsidiaries in the operation of the Aitec Business are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and each of the Aitec Subsidiaries have adequate rights of ingress and egress to and from all of its buildings and structures for the operation of the Aitec Business in the ordinary course.

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(b)	There is nothing owing by any of the Aitec Subsidiaries in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities (except for current accounts the payment dates of which have not yet passed).

3.1.22 Lease and Leased Property

No Aitec Subsidiary is a party to or bound by or subject to nor has any Aitec Subsidiary agreed or become bound to enter into any real property lease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Leases set forth and described in Schedule 3.1.22, in which is accurately specified the parties to and dates of each of the Leases, particulars of any requirement thereunder for any Consent or Regulatory Approval in connection with the change of control and amalgamation of each Aitec Subsidiary herein contemplated, and the locations (including municipal addresses) of the Leased Property. Each Lease is valid and subsisting and in good standing, there is no default thereunder, nor is there any dispute between any Aitec Subsidiary and any landlord or tenant or any other party under or in connection with any Lease and any Aitec Subsidiary is entitled to all rights and benefits under the Lease and none of the Aitec Subsidiaries has (save and except for the sublease of a portion of the Davis Road, Oakville property by Aitec Inc. to R-Metrics Ltd.) sublet, assigned, licenced or otherwise conveyed any rights in the Lease or the property subject thereto to any other person. Neither any Aitec Subsidiary nor, to the Canadian Vendors’ knowledge, any other party thereto is in breach of any of the provisions of any Lease and (subject to obtaining any Consents and Regulatory Approvals to the change in control and amalgamation of the Aitec Subsidiaries herein contemplated) the completion of the transactions herein contemplated will not afford any of the parties to any Lease or any other person (other than the Aitec Subsidiaries) the right to terminate any Lease nor will the completion of the transactions herein contemplated result in any additional or more onerous obligation on any Aitec Subsidiary under any Lease. Other than as set out in Schedule 3.1.22, no Lease has been amended since September 30, 2006.

3.1.23 Personal Property

Except for property subject to an Equipment Lease, each of the Aitec Subsidiaries are the owners of all of its personal property used in the Aitec Business with good and marketable title thereto free of any Encumbrance other than Permitted Encumbrances and other than Encumbrances set out in Schedule 3.1.28 (which Encumbrances shall be discharged at or before Closing).

3.1.24 Equipment Leases

The Equipment Leases listed or identified on Schedule 3.1.24 are the only leases of personal property to which any Aitec Subsidiary is a party. All of the Equipment Leases are in full force and effect and no default exists on the part of any of the Aitec Subsidiaries, or, to the knowledge of the Canadian Vendors, on the part of any of the other parties thereto. The entire interest of each of the Aitec Subsidiaries under each of the Equipment Leases to which it is a party or by which it is bound is held by such Aitec Subsidiary free and clear of any Encumbrances, except for Permitted Encumbrances and any Encumbrance set out in Schedule 3.1.28, and all payments due under the Equipment Leases have been duly and punctually paid

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and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.

3.1.25 Licences and Compliance with Applicable Laws

Each of the Aitec Subsidiaries possesses all Licences necessary to carry on the Aitec Business and each of the Aitec Subsidiaries has conducted and is conducting the Aitec Business in compliance with Applicable Law and is not in breach of any provision of Applicable Law. All Licences of the Aitec Subsidiaries are valid and subsisting and in good standing and there is no default thereunder. None of such Licences (a) contains any burdensome term, provision, condition or limitation which has or could have an adverse effect on any Aitec Subsidiary or the Aitec Business, or (b) except as specifically disclosed in this Agreement, requires any Regulatory Approval in connection with the completion of the transactions herein contemplated or in order to maintain such Licence in full force and effect and in good standing after Closing.

3.1.26 Sufficiency and Condition of Assets

The assets owned, Licenced or leased by the Aitec Subsidiaries constitute all of the property and assets necessary to carry on the Aitec Business as it is currently carried on, are free of material defects and include all proprietary rights, Intellectual and Industrial Property Rights and other property and assets, tangible and intangible, used in connection with the Aitec Business. All tangible assets used in the Aitec Business (save and except for obsolete assets, assets retained for parts, unused assets, and assets not included on any balance sheet of any of the Aitec Subsidiaries) are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted.

3.1.27 Insurance

(a)	The Aitec Subsidiaries maintain fire (with extended risk and casualty coverage), liability, use and occupancy insurance with reputable and sound insurers covering their property and assets and protecting the Aitec Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 3.1.27 sets forth and describes all insurance policies currently maintained by the Aitec Subsidiaries, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and each Aitec Subsidiary which is an insured party thereunder is entitled to all rights and benefits thereunder.

(b)

Schedule 3.1.27 sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchasers. None of the Aitec Subsidiaries have failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of the Canadian Vendors, there are no circumstances which might entitle any Aitec Subsidiary to make a claim under any of such insurance

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policies or which might be required under any of such insurance policies to be notified to the insurers.

(c)	None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of such insurance policies has been received by any Aitec Subsidiary. Except as set out on Schedule 3.1.27, to the knowledge of the Canadian Vendors, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by any Aitec Subsidiary.

3.1.28 Contracts

None of the Aitec Subsidiaries is a party to any outstanding Contract, or bound by or subject to any Contract except for:

(a)	the Leases;

(b)	the Equipment Leases;

(c)	service contracts on office equipment;

(d)	agreements and arrangements with respect to Aitec Employees, Aitec Employee Benefit Plans and persons receiving compensation for work or services provided to such Aitec Subsidiary set forth and described in Schedule 3.1.17 and 3.1.18;

(e)	Guarantees and Debt Instruments set forth and described in Schedules 3.1.15 and 3.1.19, respectively;

(f)	Permitted Encumbrances set forth and described in Schedule 1.1B;

(g)	Agreements and Arrangements with Interested Persons set forth and described in 3.1.16;

(h)	the insurance policies set forth and described in Schedule 3.1.27;

(i)	the contracts listed or identified on Schedule 3.1.28, including any Encumbrances which are not Permitted Encumbrances;

(j)	service and other contracts with their customers, whether oral or written, entered into in the ordinary course of business;

(k)	the agreements and arrangements relating to Licensed IP set forth and described in Schedule 3.1.35; and

(l)	contracts, agreements or arrangements which are either terminable by the applicable Aitec Subsidiary upon thirty (30) day’s notice or less or which create a liability for the applicable Aitec Subsidiary of less than ten thousand dollars ($10,000.00);

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and, except as disclosed in the Schedules referred to in this Subsection 3.1.28, no Consent is required nor is any notice required to be given under any Contract from any party thereto or any other person in connection with the completion of the transactions herein contemplated in order to maintain all rights of any relevant Aitec Subsidiary under any such Contract. The Contracts are all in good standing and in full force and effect with no amendments except as disclosed on Schedule 3.1.28 and such relevant Aitec Subsidiary is entitled to all rights and benefits thereunder. The copies of all outstanding written Contracts, including any amendments thereto or extensions thereof, made available to the Purchasers for inspection are true and complete copies of the originals and all of the Contracts and such amendments or extensions are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. Such relevant Aitec Subsidiary has complied with all terms of the outstanding Contracts to which it is a party, has paid all amounts due thereunder, has not waived any rights thereunder and no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to such relevant Aitec Subsidiary under the Contracts are still due and owing to such relevant Aitec Subsidiary and no right of set-off has been claimed. Schedule 3.1.28 also sets forth all material quotations, orders or tenders for contracts which remain open for acceptance. None of the Aitec Subsidiaries is a party to any Contract which it does not have the capacity to perform, including the necessary personnel (subject to normal labour shortages applicable to the industry, in which the Aitec Business is carried on, in general), equipment and supplies. No purchase commitment of any Aitec Subsidiary is in excess of its normal business requirements or is not terminable by any Aitec Subsidiary without penalty on 30 days notice or less, except as set out in Schedule 3.1.28.

3.1.29 Customers and Suppliers

Except as set forth and described in Schedule 3.1.29A, there are no outstanding warranties, repair contracts or other maintenance obligations with or to customers or other users of the products or services of the Aitec Subsidiaries and none of the Aitec Subsidiaries is required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers, whether or not in the ordinary course of the Aitec Business. None of the Aitec Subsidiaries has any agreement, contract or commitment for sales of its products or services at prices involving prospective losses. The top ten (10) suppliers and customers for each of the Aitec Subsidiaries is listed in Schedule 3.1.29B.

3.1.30 Legal Proceedings

Except as set forth and described in Schedule 3.1.30 there is no Legal Proceeding (whether or not purportedly on behalf of any Aitec Subsidiary) in progress, pending or, to the Canadian Vendors’ knowledge, threatened against or affecting any Aitec Subsidiary before or by any Tribunal. To the knowledge of the Canadian Vendors, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. Except as set forth and described in Schedule 3.1.30 there is no Order outstanding against or affecting any Aitec Subsidiary.

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3.1.31 Banking Information

Schedule 3.1.31 sets forth the name and location (including municipal address) of each bank, trust company or other institution in which each Aitec Subsidiary has an account, money on deposit or a safety deposit box, the account number and the name of each person authorized to draw thereon or to have access thereto and the name of each person holding a power of attorney from each Aitec Subsidiary and a summary of the terms thereof.

3.1.32 Tax Matters

(a)	Taxes and Tax Returns

Each Aitec Subsidiary has duly filed in the prescribed manner and within the prescribed time (or permitted extensions of time as detailed in Schedule 3.1.32) all Tax Returns required to be filed by it and such Tax Returns are correct and complete and each Aitec Subsidiary has made complete and accurate disclosure in such Tax Returns and in all materials accompanying such Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. Each Aitec Subsidiary has paid all Taxes due and payable by it, including all Taxes shown on all Tax Returns filed by it as being due and payable and all Taxes payable under any assessment or reassessment.

(b)	Liabilities for Taxes

The Audited Financial Statements fully reflect and the Closing Balance Sheet shall fully reflect as of Closing for the Aitec Subsidiaries accrued liabilities for all Taxes for the Aitec Subsidiaries which are not yet due and payable and for which Tax Returns are not yet required to be filed. No re-examination of any Tax Return of any Aitec Subsidiary by a Governmental Authority is currently in progress. Except as set forth and described in Schedule 3.1.30, there is no Legal Proceeding, assessment, re-assessment or request for information outstanding or, to the knowledge of the Canadian Vendors, threatened against the Aitec Subsidiaries with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes. No Action has ever been initiated or threatened by a Governmental Authority in a jurisdiction where an Aitec Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of any Aitec Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)	Waivers

Except as set out in Schedule 3.1.32, there are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by any Aitec Subsidiary. Each Aitec Subsidiary has received Notices of Assessment for all taxation years as indicated on Schedule 3.1.32. Only the fiscal years subsequent to the years set out in Schedule 3.1.32 remain open for the reassessment of Tax. No Aitec Subsidiary has waived any statute of limitations to pay any Tax.

(d)	Withholding and Instalments

Each Aitec Subsidiary has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld

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therefrom and has remitted all such amounts withheld and paid all instalments of Taxes due and payable before the date hereof to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(e)	GST and Sales Tax Matters

Each Aitec Subsidiary has complied with all registration, reporting, collection and remittance requirements in respect of all federal, provincial and state Tax Legislation in respect of sales tax, including the Excise Tax Act (Canada), the Retail Sales Tax Act (Ontario) the Social Services Tax Act (British Columbia) and similar US state sales tax statutes. The Canadian Subsidiaries have all invoices, purchase orders, and all such other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed pursuant to the Excise Tax Act (Canada).

(f)	Documents Provided

Each Aitec Subsidiary has provided to the Purchasers copies of all Tax Returns for all fiscal periods for which the relevant limitation period in any Tax Legislation has not expired, all elections, designations, undertakings, notices of determination of loss, all working papers, calculations, and schedules of each Aitec Subsidiary relating thereto, together with all communications relating thereto from any Governmental Authority under or pursuant to such Tax Legislation, and the response, if any, of each Aitec Subsidiary to such communication. Each Aitec Subsidiary has provided to the Purchasers copies of all agreements, contracts, minutes, and any other documents relating to any transaction with a party who does not deal at arm’s-length (within the meaning of the Income Tax Act and the Code) with each Aitec Subsidiary, which has occurred in any taxation year that remains open for reassessment as indicated above in paragraph (c) of this Subsection 3.1.32.

(g)	Outstanding Amounts and Reserves

There are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the Income Tax Act or any equivalent provincial Tax Legislation to any of the Aitec Subsidiaries and give rise to a liability for Taxes.

(h)	Non-Arm’s Length Transactions

Except as set out on Schedule 3.1.32, none of the Aitec Subsidiaries has entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom the Aitec Subsidiary did not deal at arm’s length for the purposes of the Income Tax Act and the Code, where such transaction was not for fair market value consideration and on arm’s length terms and conditions.

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(i)	Transfer Pricing

For each transaction between a Canadian Subsidiary and a person not resident in Canada with whom the Canadian Subsidiary was not dealing at arm’s length for the purposes of the Income Tax Act during a taxation year commencing after 1998, the Canadian Subsidiary has made or obtained records or documents that meets the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act and did so before the earlier of the time prescribed under those paragraphs and the date hereof.

For each transaction between a US Subsidiary and a person not resident in the United States with whom the US Subsidiary was not dealing at arm’s length for the purposes of the Code, the US Subsidiary has made or obtained records or documents that meets the requirements of section 482 of the Code and did so before the earlier of the time prescribed under those paragraphs and the date hereof.

(j)	U.S. Activities

None of the Canadian Subsidiaries owns a United States real property interest within the meaning of section 897(c)(1)(A) of the Code. None of the Canadian Subsidiaries conduct a trade or business in the United States of America or own any assets on which the gain on the sale of the asset would be effectively connected or treated as effectively connected with the conduct of a trade or business in the U.S. within the meaning of section 882(b)(2) of the Code, except for Weldsonix International Inc. The Canadian Subsidiaries do not own any United States property within the meaning of section 956 of the Code, other than the intercompany receivables from Weldsonix Inc. and Aitec USA, Inc.

No Aitec Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations.

No Aitec Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162(m) or 280G.

No Aitec Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

Each Aitec Subsidiary has disclosed on its Tax Returns (i) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 and (ii) all “reportable transactions” as defined in the Treasury Regulations.

No Aitec Subsidiary is a party to any Tax allocation or sharing Contract.

No Aitec Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Aitec Investments USA Inc.) or (ii) has any Liability for the Taxes of any Person (other than each Aitec Subsidiary) under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

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The unpaid Taxes of the US Subsidiaries (i) did not, as of the date of the Audited Financial Statements, and will not, as of the dated of the Closing Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of any interim financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the US Subsidiaries in filing their Tax Returns.

Except as set forth on Schedule 3.1.32, no item of income or gain reported for financial accounting purposes in any period before Closing will be included in taxable income for any later period, and no Aitec Subsidiary will have any taxable income or gain as a result of prior intercompany transactions that have been defined and that will be taxed as a result of the Transaction Steps.

None of the assets of the Aitec Subsidiaries is (i) required to be or are being depreciated under the alternative depreciation system of Code section 168(g)(2), (ii) subject to Code section 168(f), or (iii) property that the Purchasers will be required to treat as “tax exempt use property” within the meaning of Code section 168(h)(l). Except as described on Schedule 3.1.32, no Aitec Subsidiary has issued any “industrial development bonds” as contemplated in the Internal Revenue Code of 1954, as amended prior to the enactment of the Code, or “private activity bonds” within the meaning of Code section 141 or other tax exempt financings to acquire or lease assets of the Aitec Subsidiary.

No Aitec Subsidiary has made an election under Code section 179.

No Aitec Subsidiary has an excess loss account (as defined in Treasury regulation section 1.1502-19) with respect to the stock of any Subsidiary.

No Aitec Subsidiary has entered into a gain recognition agreement as contemplated in the Treasury regulations promulgated under Code section 367.

No Aitec Subsidiary has participated in an international boycott, as contemplated in the Code.

No Aitec Subsidiary has or has previously had a permanent establishment in a foreign country other than Canada or the United States.

(k)	Employee Profit Sharing Program

Profit sharing payments on any previous open year tax return (as set out in Schedule 3.1.32), have satisfied the qualifications for deductibility pursuant to subsection 144(5) of the Income Tax Act; and all compliance related thereto has been satisfied pursuant to regulation 212 of the Income Tax Act.

3.1.33 Accounts Receivable

The Accounts Receivable recorded on the Audited Financial Statements and in the Accounting Records, which reflect a reasonable reserve in respect thereof for doubtful

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accounts calculated in accordance with generally accepted accounting principles consistently applied, have arisen in the ordinary course of the Aitec Business, are bona fide and good, valid, enforceable and collectible (subject to such reasonable reserve) and no claim for set-off or counterclaim has been made.

3.1.34 Environmental Matters

(a)	Except as disclosed in Schedule 3.1.34, each Aitec Subsidiary carries on and has carried on the Aitec Business and operates and maintains its properties and assets used in the Aitec Business in compliance with all Environmental Laws and, to the knowledge of the Canadian Vendors, there are no facts, violations, circumstances or conditions, including any potential or actual Release that could give rise to a notice or event of non-compliance by any Aitec Subsidiary with any Environmental Law or that are likely to result in an adverse effect upon the Environment.

(b)	Except as disclosed on Schedule 3.1.34, each Aitec Subsidiary has all Environmental Permits required for it to operate its portion of the Aitec Business and to own, use and operate the properties and assets used in its operation of the Aitec Business. Each Environmental Permit held by the Aitec Subsidiaries is valid, subsisting and in good standing, and the relevant Aitec Subsidiary is not in default or breach of any such Environmental Permit and no proceeding is pending or threatened and no grounds exist to revoke or amend any such Environmental Permit.

(c)	Except as set out in Schedule 3.1.34, no Aitec Subsidiary has used any of the Real Property or Leased Property (which term shall include, for the purposes of this Section 3.1.34 only, any real property previously owned, leased, occupied or used by any Aitec Subsidiary), or permitted them to be used, to generate, manufacture, use, re-cycle, store, transport, handle, emit, Release, refine, treat, dispose, produce or process Hazardous Substances except in compliance with all Environmental Laws and Environmental Permits.

(d)	Except as set out in Schedule 3.1.34, no Aitec Subsidiary nor any other person responsible under Environmental Laws for acts of any Aitec Subsidiary has been convicted of an offence or been subjected to any Legal Proceeding or been subject to any Order or sanction requiring investigation, remedial or corrective action, clean-up or remediation of any property, equipment, asset or real property or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and has not settled any prosecution or other proceeding short of conviction in connection therewith.

(e)

No Aitec Subsidiary has caused or permitted the Release of any Hazardous Substance at, on, in, from, about or under the Real Property, Leased Property or any real property previously owned, leased, occupied or used by any member of the Aitec Holdings Group, or the Release of any Hazardous Substance off-site of the Leased Property or any real property previously owned, leased, occupied or used by any member of the Aitec Holdings Group, except in compliance with Environmental Laws and with Environmental Permits. No part of the Real

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Property or Leased Property has ever been used by any Aitec Subsidiary or, to the knowledge of the Aitec Subsidiaries, by any other person as a waste treatment, processing, storage, handling, disposal site or landfill. All Hazardous Substances used by any Aitec Subsidiaries or resulting from the Aitec Business have been handled, transported, disposed of and stored by the Aitec Subsidiaries in compliance with Environmental Laws and Environmental Permits held by the Aitec Subsidiaries and have not been shipped or disposed of by any of the Aitec Subsidiaries outside of Canada or the U.S. nor sent or brought across the U.S.-Canada border by or on behalf of any Aitec Subsidiary except in compliance by such Aitec Subsidiary with Environmental Laws and Environmental Permits.

(f)	Except as set out in Schedule 3.1.34, no Aitec Subsidiary has received notice or demand, nor do the Canadian Vendors have knowledge of any facts, circumstances or conditions that could give rise to any notice or demand that any Aitec Subsidiary is potentially responsible for any remedial or other corrective action required to be made under any Environmental Law with respect to the Aitec Business (including any real property previously owned, leased or used by any Aitec Subsidiary).

(g)	The Canadian Vendors have provided the Purchasers with copies of all analyses and data in respect of the Environment and all reports pertaining to any environmental assessments, reviews or audits relating to the Aitec Business, its property and assets (including any real property previously owned, leased, occupied or used by the Aitec Subsidiaries) that were obtained by, or are or with reasonable efforts could be in the possession or control of, the Canadian Vendors or the Aitec Subsidiaries.

(h)	Except as set out in Schedule 3.1.34, no underground or above-ground storage tanks are or have been located on any Real Property or Leased Property or real property previously owned, leased, occupied or used by any of the Aitec Subsidiaries.

(i)	Except as set out in Schedule 3.1.34, no building, structure, equipment or improvement owned, leased, installed, occupied, or used by any of the Aitec Subsidiaries contains, to the best of the knowledge of the Canadian Vendors, any friable asbestos or polychlorinated biphenyls.

(j)	The Canadian Vendors have no knowledge of any Hazardous Substance originating from any adjoining or neighbouring properties which has or has the potential to or is suspected to be migrating onto, into or under the Real Property or Leased Property or otherwise affecting the Aitec Business.

3.1.35 Intellectual and Industrial Property

(a)

Schedule 3.1.35 sets forth and describes all of the Aitec Subsidiaries’ Intellectual and Industrial Property and specifies, for each item, whether the Aitec Subsidiaries’ Intellectual and Industrial Property (including all Intellectual and Industrial Property Rights pertaining thereto) is owned by the Aitec Subsidiaries (in this Section “Owned IP”) or whether the Aitec Subsidiaries’ Intellectual and

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Industrial Property is used by the Aitec Subsidiaries under a licence agreement or arrangement from another person (in this Section “Licenced IP”).

(b)	Except as set forth and described in Schedule 3.1.35, all of the Owned IP is valid and subsisting, is owned by the Aitec Subsidiaries with good and marketable title thereto free of any Encumbrance and the relevant Aitec Subsidiaries have the unencumbered right to use (where use includes the ability to modify, market, licence, and any other activity associated with the term “use”, all without restriction of any kind from any third person (in this Section “Use”)) the Owned IP.

(c)	Except as set out in Schedule 3.1.35 the Aitec Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality of all the Owned IP not otherwise protected by patents, patent applications or copyright (in this Section “Confidential Property”).

(d)	Each licence agreement or arrangement with respect to Licenced IP is in good standing and in full force and effect and there is no default thereunder.

(e)	No person has commenced, or provided notice of intention to commence, any Legal Proceeding against any member of the Aitec Holdings Group claiming infringement, adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any of the Owned IP or the Licenced IP.

(f)	To the knowledge of the Canadian Vendors, the conduct of the Aitec Business by the Aitec Subsidiaries and their use of the Owned IP and the Licenced IP do not conflict with, infringe upon or violate and are not alleged by any person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights of any other person.

(g)	The Aitec Subsidiaries have taken commercially reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Aitec Subsidiaries and all confidential information obtained from third parties, including by entering into non-disclosure agreements with all third parties to whom disclosure of confidential information and trade secrets is made, prior to such disclosure. Except as set forth and described in Schedule 3.1.35, all such non-disclosure agreements are in good standing and in full force and effect, none of the Aitec Subsidiaries nor any of the Canadian Vendors are aware of any breach of any such non-disclosure agreement.

3.2	Representations and Warranties of the Canadian Vendors with respect to the Canadian Vendors and the Canadian Holding Companies

Each of the Canadian Vendors hereby represent and warrant to the Canadian Purchaser, on a joint and several basis, in respect of the Canadian Vendors and the Canadian Holding Companies, as set out in this Section 3.2 and acknowledge that the Canadian Purchaser is relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

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3.2.1 Formation of the Trusts Shareholders

Each Trusts Shareholder is a trust duly formed, organized, and subsisting under the laws of the Province of Ontario and has the power, authority and capacity to execute and deliver this Agreement, to own such portion of the Pre-Amalgamation Shares attributed to it on Schedule 3.1.4, to sell the Canadian Purchased Shares to the Canadian Purchaser as herein contemplated and to perform its other obligations hereunder.

3.2.2 Authorization of Purchase by Canadian Vendors

The execution and delivery of this Agreement by the Canadian Vendors and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action on behalf of the Trusts Shareholders, and this Agreement has been duly and validly executed and delivered by the Canadian Vendors and is a valid and binding obligation of the Canadian Vendors enforceable against the Canadian Vendors in accordance with its terms. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Canadian Vendors, threatened against or affecting the Canadian Vendors or affecting the title of the Canadian Vendors to any of the Pre-Amalgamation Shares and will not affect title to the Canadian Purchased Shares prior to the Closing at law or in equity or before or by any Tribunal and, to the knowledge of the Canadian Vendors, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting the Canadian Vendors which, in any such case, affects adversely or might affect adversely the ability of the Canadian Vendors to enter into this Agreement or to perform its obligations hereunder.

3.2.3 Incorporation and Organization of the Canadian Holding Companies

Each Canadian Holding Company is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario. No proceedings have been taken or authorized by the Canadian Vendors or the Canadian Holding Companies or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Canadian Holding Companies or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Canadian Holding Companies nor, to the knowledge of the Canadian Vendors, have any such proceedings been taken by any other person. True and complete copies of the Articles of the Canadian Holding Companies and all by-laws of the Canadian Holding Companies are contained in the minute book of the Canadian Holding Companies made available to the Canadian Purchaser. The Articles and the by-laws of the Canadian Holding Companies constitute all of the Articles and by-laws of the Canadian Holding Companies, are complete and correct and are in full force and effect. There are no shareholders’ agreements or unanimous shareholders’ agreements (other than the Unanimous Shareholders Agreement) governing the affairs of the Canadian Holding Companies or the relationship, rights and duties of their respective shareholders nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Canadian Holding Companies. Schedule 3.1.1B sets out the dates of the Articles of the Canadian Holding Companies and of any amendment thereto. No articles of amendment have been filed or authorized by the shareholders of the Canadian Holding Companies since the dates set forth in Schedule 3.1.1B with respect to the Canadian Holding Companies.

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3.2.4 Corporate Records

The minute books of the Canadian Holding Companies and other corporate records made available to the Canadian Purchaser for review have been maintained in accordance with Applicable Law and contain, without limitation, complete and accurate copies of all by-laws of the Canadian Holding Companies and minutes of all meetings of, and resolutions passed by, the shareholders, directors and committees of directors since the respective dates of incorporation of the Canadian Holding Companies. All such meetings were duly called and held and all such by-laws and resolutions were duly passed or enacted. The share certificate book, register of shareholders, register of transfers and register of directors of the Canadian Holding Companies are complete, accurate and current.

3.2.5 Authorized and Issued Capital

The authorized capital of the Canadian Holding Companies consists of those shares set out in Schedule 3.1.4, which shares have been validly issued and are outstanding as fully paid and non-assessable shares. No other securities have been issued by any Canadian Holding Company and no other securities will have been issued immediately prior to the Amalgamation.

3.2.6 Title to Canadian Purchased Shares

The Canadian Vendors are the registered and beneficial owner of all of the issued and outstanding shares of each of the Canadian Holding Companies free and clear of any Encumbrances. The Canadian Vendors now have good and marketable title to the shares of the Canadian Holding Companies; immediately prior to the Amalgamation shall have good and marketable title to the shares of the Canadian Holding Companies, and on Closing the Canadian Purchaser shall acquire good and marketable title to the Canadian Purchased Shares, in each case free and clear of all Encumbrances. Other than as contemplated herein, no person has, or has any right capable of becoming, any agreement, option, understanding or commitment for the purchase or other acquisition from the Canadian Vendors of any of the shares of the Canadian Holding Companies.

3.2.7 Investments

The Canadian Holding Companies have no subsidiaries other than the Canadian Subsidiaries and do not own, directly or indirectly, any shares in the capital of any body corporate other than the Canadian Subsidiaries nor do they have any equity or ownership interest in any other business or person and have not agreed to acquire any subsidiary or any such shares or other equity ownership or interest. None of the Canadian Holding Companies is subject to any obligation or requirement to provide funds to or to make any investment in any business or person by way of loan, capital contribution or otherwise.

3.2.8 No Obligation to Issue Securities

There are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Canadian Holding Companies are, or may become, obligated to issue any shares or other securities.

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3.2.9 Conflicting Instruments

Neither the entering into of this Agreement by the Parties, nor the entering into of any agreement or other instrument contemplated hereby nor the completion of the transactions herein contemplated nor the performance by the Canadian Vendors of its obligations hereunder will conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Canadian Holding Companies under, any of the terms and provisions of (i) any Applicable Law, (ii) the Articles of the Canadian Holding Companies or their by-laws or the Articles, by-laws or Memorandums of Trust of the Trusts Shareholders or any resolution of the directors or shareholders of the Canadian Holding Companies; or except for obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions herein contemplated, (a) any Licence (other than the CNSC Licence and the US Nuclear Licence, the obligation to obtain any consent in connection with such licenses being that of the Purchasers), Order or agreement, contract or commitment, written or oral to which any of the Canadian Holding Companies or the Canadian Vendors are a party or by which any of them is bound; (b) relieve any other party to any Contract, Lease or Equipment Lease of that party’s obligations thereunder or enable it to terminate its obligations thereunder; (c) cause the Canadian Holding Companies to lose any rights under any Contract, Lease or Equipment Lease or any right to a government grant or tax credit or refund; or (d) result in the creation of any lien or encumbrance on any of the property or assets of the Canadian Holding Companies.

3.2.10 Books and Records

In respect of the Canadian Holding Companies, all material financial transactions of the Canadian Holding Companies have been accurately recorded in the Accounting Records in accordance with sound business and financial practice and the Accounting Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Canadian Holding Companies and the Canadian Subsidiaries as of and to the date hereof. All Books and Records are in the full possession and exclusive control of and are owned exclusively by the Canadian Holding Companies and are not dependent upon any computerized or other system or device that is not exclusively owned and controlled by the Canadian Holding Companies.

3.2.11 No Liabilities

Except as set out in Schedule 3.2.11, none of the Canadian Holding Companies has any liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured).

3.2.12 Business Carried On

The only business that is or has ever been carried on by each Canadian Holding Company is holding its respective portion of the Canadian Purchased Shares. Each Canadian Holding Company has conducted and is conducting its business in compliance with Applicable Law in all material respects and is not in breach of any provision of Applicable Law in any material respect.

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3.2.13 No Guarantees

None of the Canadian Holding Companies has given nor agreed to give, nor is it a party to or bound by or subject to any Guarantee except as indicated in the Schedules to this Agreement.

3.2.14 Non-Arm’s Length Transactions

No Interested Person is indebted to the Canadian Holding Companies nor are the Canadian Holding Companies indebted to any Interested Person, except such indebtedness as is disclosed in Schedule 3.1.16, and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the Canadian Business. Except as described in Schedule 3.1.16, none of the Canadian Holding Companies are a party to any Contract with any Interested Person. No Interested Person: (a) owns, directly or indirectly, in whole or in part, any property that the Canadian Holding Companies use in the operation of their Canadian Business; or (b) has any cause of action or other claim whatsoever against, or is owed any amount by the Canadian Holding Companies in connection with the Canadian Business, except for any claims in the ordinary course of business such as for accrued expense reimbursements, vacation pay and benefits under the Aitec Employee Benefit Plans, and except as set out in Schedule 3.1.18. Since September 30, 2006 no payment has been made to any Interested Person outside the ordinary course of business, except as set out in Schedule 3.1.16.

3.2.15 Canadian Employees

None of the Canadian Holding Companies (i) has or has ever had any employees and its directors and officers receive no remuneration or compensation from the respective Canadian Holding Company and do not participate in the Aitec Employee Benefit Plans in their capacities as officers and directors of the Canadian Holding Companies (although they do participate in their capacities as employees of the Aitec Subsidiaries); (ii) is a party to a collective agreement or any arrangement or understanding with any trade union or employee association; and (iii) has and/or is engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Canadian Vendors’ knowledge, threatened against any Canadian Holding Company. No trade union or employee association holds any bargaining rights with respect to any Canadian Holding Company, or has applied or, to the Canadian Vendors’ knowledge, has threatened to apply to be certified with respect to any Canadian Holding Company.

3.2.16 Debt Instruments

Except as described in Schedule 3.1.19, none of the Canadian Holding Companies are a party to or bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument and no Debt Instrument or Encumbrance which the Canadian Holding Companies is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other person.

3.2.17 Contracts and Assets

Other than as contemplated herein, or as set out in Schedule 3.1.28, none of the Canadian Holding Companies is a party to or bound by, or has ever been a party to or bound by,

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any agreement, contract, or commitment, written or oral. Other than its portion of the Canadian Purchased Shares, no Canadian Holding Company owns or has ever owned, legally or beneficially, any property or assets.

3.2.18 Legal Proceedings

Except as set forth and described in Schedule 3.1.30, there is no Legal Proceeding (whether or not purportedly on behalf of any of the Canadian Holding Companies) in progress, pending or, to the Canadian Vendors’ knowledge, threatened against or affecting any of the Canadian Holding Companies before or by any Tribunal. To the knowledge of the Canadian Vendors, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. There is no Order outstanding against or affecting any of the Canadian Holding Companies.

3.2.19 Banking Information

Schedule 3.1.31 sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Canadian Holding Companies have an account, money on deposit or a safety deposit box and the name of each person authorized to draw thereon or to have access thereto and the name of each person holding a power of attorney from the Canadian Holding Companies and a summary of the terms thereof.

3.2.20 Tax Matters

(a)	Taxes and Tax Returns

Except as set forth and described in Schedule 3.1.32, each of the Canadian Holding Companies has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it and such Tax Returns are correct and complete and the Canadian Holding Companies has made complete and accurate disclosure in such Tax Returns and in all materials accompanying such Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. Each of the Canadian Vendors hereby covenants and agrees to cause, prior to Closing, the filing of any Tax Returns of any Canadian Holding Companies which have not been so duly filed as indicated on such Schedule. Each of the Canadian Holding Companies has paid all Taxes due and payable by it, including all Taxes shown on all Tax Returns filed by it as being due and payable and all Taxes payable under any assessment or reassessment.

(b)	Liabilities for Taxes

Each of the Canadian Holding Companies has not accrued liabilities for Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. No re-examination of any Tax Return of the Canadian Holding Companies by a Governmental Authority is currently in progress. Except as set forth and described in Schedule 3.1.32, there is no Legal Proceeding, assessment, re-assessment or request for information outstanding or, to the knowledge of the Canadian Vendors or the Canadian Holding Companies, threatened against the Canadian Holding Companies with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes.

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(c)	Waivers

Except as set forth and described in Schedule 3.1.32 there are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Canadian Holding Companies. Each of the Canadian Holding Companies has received Notices of Assessment for all taxation years indicated in Schedule 3.1.32. Only the fiscal years subsequent to those years specified in Schedule 3.1.32 remain open for the reassessment of Tax.

(d)	Withholding and Instalments

Each of the Canadian Holding Companies has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all such amounts withheld and paid all instalments of Taxes due and payable before the date hereof to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(e)	GST and Sales Tax Matters

Each of the Canadian Holding Companies has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial Tax Legislation in respect of sales tax, including the Excise Tax Act (Canada), the Retail Sales Tax Act (Ontario), and the Social Services Tax Act (British Columbia). The Canadian Holding Companies have all invoices, purchase orders, and all such other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed pursuant to the Excise Tax Act (Canada) by the Canadian Holding Companies.

(f)	Documents Provided

The Canadian Holding Companies have provided to the Canadian Purchaser copies of all Tax Returns of the Canadian Holding Companies for all fiscal periods for which the relevant limitation period in any Tax Legislation has not expired, all elections, designations, undertakings, notices of determination of loss, all working papers, calculations, and schedules of the Canadian Holding Companies relating thereto, together with all communications relating thereto from any Governmental Authority under or pursuant to such Tax Legislation, and the response, if any, of the Canadian Holding Companies to such communication. The Canadian Holding Companies have provided to the Canadian Purchaser copies of all agreements, contracts, minutes, and any other documents relating to any transaction with a party who does not deal at arm’s-length (within the meaning of the Income Tax Act) with the Canadian Holding Companies, which has occurred in any taxation year that remains open for reassessment as indicated above in paragraph (c) of this Subsection 3.1.32.

(g)	Outstanding Amounts and Reserves

There are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the Income Tax Act or any equivalent provincial Tax Legislation to the Canadian Holding Companies and give rise to a liability for Taxes.

(h)	Non-Arm’s Length Transactions

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Except as set out on Schedule 3.1.16, none of the Canadian Holding Companies has entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom the Canadian Subsidiary did not deal at arm’s length for the purposes of the Income Tax Act, where such transaction was not for fair market value consideration and on arm’s length terms and conditions.

(i) U.S. Activities of Canadian Holding Companies

None of the Canadian Holding Companies owns an interest in United States real property within the meaning of section 897(c)(1)(A) of the Code. None of the Canadian Holding Companies conduct a trade or business in the United States of America or own any assets on which the gain on the sale of the asset would be effectively connected or treated as effectively connected with the conduct of a trade or business in the U.S. within the meaning of section 882(b)(2) of the Code. The Canadian Holding Companies do not own any United States property within the meaning of section 956 of the Code.

3.2.21 Residence of the Canadian Vendors

None of the Canadian Vendors is a “non-resident” of Canada within the meaning of the Income Tax Act.

3.3	Representations and Warranties of the Canadian Purchaser

The Canadian Purchaser represents and warrants to the Canadian Vendors as set out in this Section 3.3 and acknowledges that the Canadian Vendors are relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

3.3.1 Incorporation, Authority and Enforceability

The Canadian Purchaser is a corporation duly incorporated and subsisting under the laws of the Province of Ontario and has the corporate power and capacity to enter into this Agreement, to purchase the Canadian Purchased Shares from the Canadian Vendors as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Canadian Purchaser and this Agreement has been duly and validly executed and delivered by the Canadian Purchaser and is a valid and binding obligation of the Canadian Purchaser enforceable against the Canadian Purchaser in accordance with its terms.

3.4	Representations and Warranties of the US Purchaser

The US Purchaser represents and warrants to the Canadian Vendors as set out in this Section 3.4 and acknowledges that the US Vendor is relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

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3.4.1 Incorporation, Authority and Enforceability

The US Purchaser is a corporation duly incorporated and subsisting under the laws of the State of Texas and has the corporate power and capacity to enter into this Agreement, to purchase the US Purchased Shares from the US Vendor as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the US Purchaser and this Agreement has been duly and validly executed and delivered by the US Purchaser and is a valid and binding obligation of the US Purchaser enforceable against the US Purchaser in accordance with its terms.

3.5	Interpretation

Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party.

3.6	Commission

Each Party represents and warrants to the other Parties that such other Parties will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party. The Canadian Vendors will be responsible for payment of any fees charged by CIBC Commercial Banking.

3.7	Non-Waiver

No investigations made by or on behalf of the Canadian Purchaser at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Canadian Vendors in this Agreement or in any Closing Document.

3.8	Survival of Representations and Warranties of the Canadian Vendors

The representations and warranties of the Canadian Vendors contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of either of the Purchasers with respect thereto, shall continue in full force and effect for the benefit of each of the Purchasers provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)

in the case of a claim in respect of the representations or warranties relating to the incorporation of any of the Canadian Holding Companies or any of the Aitec Subsidiaries, the authorization of this Agreement by the Canadian Vendors and the enforceability of their obligations hereunder, the authorized and issued capital of the Canadian Holding Companies or any of the Aitec Subsidiaries, title of the Canadian Vendors to the Amalco Shares, title of the US Vendor to the US Purchased Shares and title of the Canadian Holding Companies and the Aitec

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Subsidiaries to their respective property and assets; as well as in the case of a claim in respect of a representation or warranty based on fraud, including a claim relating to any Tax liability of any of the Canadian Holding Companies or any of the Aitec Subsidiaries based on any misrepresentation made or fraud committed in filing a Tax Return or supplying information for purposes of any applicable Tax Legislation, and for which a reassessment has been issued under subparagraph 152(4)(a)(i) of the Tax Act or under a similar provision of other applicable Tax Legislation there shall be no time limit within which such a claim may be made;

(b)	in the case of a claim in respect of a representation or warranty relating to a Tax matter, other than a claim in respect of misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any applicable Tax Legislation, and for which a reassessment has been issued under subparagraph 152(4)(a)(i) of the Income Tax Act or under a similar provision of other applicable Tax Legislation within a period commencing on the Closing Date and ending on the date which is 90 days after the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters;

(c)	in the case of a claim in respect of a representation or warranty relating to an Environmental Law matter, within a period of five (5) years from the Closing Date; and,

(d)	in the case of a claim in respect of any other representation or warranty within a period of two (2) years from the Closing Date;

and any such claim as aforesaid shall be made in accordance with the provisions set forth in Article 6 and, upon the expiry of the relevant limitation period referred to in clauses (a) through (d) of this Section 3.8 the Canadian Vendors shall have no further liability to the Canadian Purchaser with respect to the representations or warranties referred to in such clauses, respectively, except in respect of claims which have theretofore been made in accordance with the provisions set forth above.

3.9	Survival of Representations and Warranties of the Canadian Purchaser

The representations and warranties of the Canadian Purchaser contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Canadian Vendors with respect thereto, shall continue in full force and effect for the benefit of the Canadian Vendors provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)	in the case of a claim in respect of the representations and warranties set forth in Subsections 3.3.1 and 3.4.1, there shall be no time limit within which such a claim may be made; and

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(b)	in the case of a claim in respect of any other representation and warranty, within a period of two (2) years from the Closing Date;

and any such claim shall be made in accordance with the provisions set forth in Article 6 and, upon the expiry of the relevant limitation period, the Canadian Purchaser shall have no further liability to the Canadian Vendors with respect to any of such representations or warranties, except with respect to claims which have been properly made in accordance with the provisions set forth above.

ARTICLE 4

OTHER COVENANTS OF THE PARTIES

4.1	Covenants of the Canadian Vendors

The Canadian Vendors hereby jointly and severally covenant and agree with the Canadian Purchaser as set out in this Section 4.1.

4.1.1 Satisfy Conditions

Each of the Canadian Vendors shall use commercially reasonable efforts to cause each of the conditions set forth in Section 5.1 to be satisfied prior to the Closing Time.

4.1.2 Investigations and Availability of Records

During the Interim Period, the Canadian Vendors shall permit the Purchasers’ Advisors, representatives of the Purchasers’ lenders and representatives of the provider of the Representations and Warranties Insurance Policy, if applicable, to have reasonable access subject to the terms of the Confidentiality Agreement, during regular business hours and upon reasonable notice to the property and assets of the Canadian Holding Companies, the Canadian Subsidiaries and the US Subsidiaries, including the Books and Records, and to the Canadian Employees and US Employees who are managers to make such investigations of the Canadian Business and US Business, as applicable, and the property and assets of the Canadian Subsidiaries and US Subsidiaries and their legal, financial and tax condition and their compliance with Environmental Laws and other Applicable Laws as the Canadian Purchaser and the US Purchaser, as applicable, deems necessary or desirable; provided that such investigations shall be carried out during normal business hours and without undue interference with the operations of the Canadian Subsidiaries and the US Subsidiaries subject to the requirements of Applicable Laws (in particular, in respect of press release requirements), and without disclosing to third parties the existence, nature or terms and conditions of the transactions contemplated by this Agreement, and the Canadian Vendors shall co-operate fully in facilitating such investigations and shall furnish copies of all such documents and materials relating to such matters as may be reasonably requested by or on behalf of the Canadian Purchaser.

4.1.3 Consents and Approvals

Commencing forthwith after the date hereof the Canadian Vendors shall use all reasonable efforts to obtain, at or prior to the Closing Time, all Consents and Regulatory Approvals (except in connection with the Excluded Licenses and Licenses for which additional filings are required, all as indicated in Schedule 3.1.9, which shall be the responsibility of the Purchasers to obtain,

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provided that the Canadian Vendors shall take commercially reasonable steps to facilitate the Canadian Purchaser’s efforts to transfer or have reissued such Licences or such steps as may otherwise be required to ensure the availability of such Licences to the Aitec Business following Closing).

4.1.4 Amalgamation

The Canadian Vendors shall sign all such resolutions and documents and do all acts, deeds and things necessary or desirable to complete the Amalgamation immediately prior to the Closing.

4.1.5 Conduct of the Canadian Business and the US Business

(a)	During the Interim Period, the Canadian Vendors shall cause the Canadian Subsidiaries, the US Subsidiaries and the Canadian Holding Companies, to the extent applicable:

(i)	to carry on the Canadian Business and the US Business, as applicable, in the ordinary course (except as may be otherwise required or contemplated by the provisions of this Agreement) and in compliance with Applicable Law and to perform its obligations under all Contracts, Leases and Equipment Leases;

(ii)	to preserve the Canadian Business and the US Business, as applicable, and the goodwill of suppliers, customers and others having business relations with the Canadian Subsidiaries and US Subsidiaries and maintain in full force and effect all Intellectual and Industrial Property Rights owned by and all licence agreements or arrangements with respect to the Intellectual and Industrial Property;

(iii)	to retain the services of the present executives, Canadian Employees and US Employees, consultants and advisors of or to it (except as may be otherwise required or contemplated by the provisions of this Agreement and except in the ordinary course of business);

(iv)	to continue in full force and effect the insurance coverage referred to in Subsection 3.1.27, to take out such additional insurance as may be required in the ordinary course of the Canadian Business and the US Business, as applicable, or as may be reasonably requested and paid for by the Canadian Purchaser or the US Purchaser, as applicable, and to give all notices and present all claims under all insurance policies in a due and timely fashion and promptly advise the Canadian Purchaser or US Purchaser, as applicable, in writing of any such claims;

(v)

to prepare and file in a timely manner all Tax Returns required to be filed by it prior to the Closing Date and pay all Taxes required under any applicable Tax Legislation to be paid by it prior to the Closing Date for any taxation year ending on or before the Closing Date, and to ensure that all such Tax Returns are true, correct and complete and that such Tax

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Returns and all materials accompanying such Tax Returns reflect complete and accurate disclosures, provided that no such Tax Returns shall be finalized or filed without first seeking comments of the Canadian Purchaser in respect thereof;

(vi)	to pay within the time prescribed by any applicable Tax Legislation any required instalments of Taxes;

(vii)	to make adequate provision in its Books and Records, for the Taxes which relate to any taxation year or part thereof ending or arising before the Closing Date or ending as a consequence of the Closing which are not yet due and payable and for which Tax Returns are not yet required to be filed;

(viii)	to withhold from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and to pay all such amounts withheld to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation; and

(ix)	to refrain from entering into any arrangements to provide for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by it without the prior written consent of the Canadian Purchaser or US Purchaser, as applicable.

(b)	During the Interim Period, each of the Canadian Vendors shall ensure that none of the Canadian Holding Companies, Canadian Subsidiaries and US Subsidiaries (except as may be otherwise required or contemplated by the provisions of this Agreement), without the prior written consent of the Canadian Purchaser or US Purchaser, as applicable:

(i)	become(s) a party to or bound by or subject to any new agreement, contract or commitment with any employee or independent contractor of any of the Canadian Subsidiaries or US Subsidiaries, other than in the ordinary course, or with any Interested Person or amends or concurs in the amendment of any such existing agreement, contract or commitment or makes or authorizes any payment to or for the benefit of any Interested Person at a rate greater than as described in Subsection 3.1.19 other than such as is required or contemplated by an existing policy or practice as to periodic review of Aitec Employee Benefit Plans and US Employee Benefit Plans;

(ii)	makes any capital expenditure (except in the ordinary course of the Canadian Business or US Business, as applicable, pursuant to existing commitments disclosed on Schedule 4.1.5), nor authorizes any new capital expenditure in excess of $100,000 in the aggregate;

(iii)	becomes a party to or bound by or subject to any new agreement or arrangement with respect to Canadian Employee Benefits or US Employee

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Benefits (other than an employment or personal services agreement or arrangement which is terminable by any of the Canadian Subsidiaries or US Subsidiaries without liability on no more than thirty (30) days’ notice) or amends or concurs in the amendment of or increases any payment or obligation under any existing agreement or arrangement with respect to Aitec Employee Benefit Plans or US Employee Benefit Plans other than such as is required or contemplated by an existing policy or practice as to periodic review of Aitec Employee Benefit Plans or US Employee Benefit Plans;

(iv)	takes any step to dissolve, wind-up or otherwise affect its continuing corporate existence or amalgamate or merge with any person or amend the Canadian Subsidiaries’ or the US Subsidiaries’ Articles or by-laws, except the Amalgamation;

(v)	makes any loan to or investment in any other person;

(vi)	becomes a party to or bound by or subject to any new Debt Instrument or amends or concurs in the amendment of or prepays or varies the terms of any indebtedness or other obligation under any existing Debt Instrument;

(vii)	becomes a party to or bound by or subject to any Guarantee;

(viii)	except as required pursuant to the terms of an Aitec Employee Benefit Plans or a US Employee Benefit Plans, declares or pays any dividend or other distribution (whether out of capital or surplus or otherwise) on any of its outstanding securities or redeems, purchases or otherwise acquires any of its outstanding securities;

(ix)	purchases, sells or leases any property or assets other than in the ordinary course of business;

(x)	cancels, waives or varies the terms of any debt owing to or any claim or right of such Canadian Subsidiary or US Subsidiary;

(xi)	except as required pursuant to the terms of an Aitec Employee Benefit Plans or US Employee Benefit Plans, issues any shares or other securities or makes any change in the number or class of or rights attached to any issued or unissued shares of its capital stock or grants, issues or makes any option, warrant, subscription, convertible security or other right or commitment to purchase or acquire any shares of its capital stock or other securities;

(xii)	incurs any obligation or liability except in the ordinary course of business or makes, authorizes or accepts any early payment of any existing obligation or liability;

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(xiii)	creates or permits the creation of any new Encumbrance on any of its property or assets (except for any Permitted Encumbrance) or amends or concurs in the amendment of any such existing Encumbrance;

(xiv)	terminates, transfers, assigns, modifies or changes, or grants any rights under, any Intellectual and Industrial Property Rights;

(xv)	changes or alters the physical content or character of any inventories of the Canadian Business or US Business so as to materially affect the nature of such businesses or materially and adversely change the value of such inventories from that reflected in the Audited Financial Statements; or

(xvi)	takes or refrains from taking any other action that would cause any of the representations and warranties of the Canadian Vendors under this Agreement or any Closing Document to be false or misleading;

nor agrees or becomes bound to do any of the foregoing.

4.1.6 Canadian Employee Severance and Termination

The Canadian Vendors shall assume all liability for all employee severance, termination and related costs associated with the termination by Amalco and/or any member of the Aitec Holdings Group of any of its employees at or prior to the Closing, who are Canadian Vendors.

4.1.7 Payment of Accrued Bonuses

On or before the Closing Date, the Canadian Vendors shall cause to be paid out and be fully satisfied all accrued bonus or incentive obligations owing by the Aitec Subsidiaries to Canadian Employees and US Employees up to the Closing Date. The Canadian Vendors understand that the Canadian Purchaser and US Purchaser intend to implement new incentive compensation plans effective immediately following the Closing Date. The Canadian Vendors agree to hold each of the Canadian Purchaser, the US Purchaser, and the Aitec Subsidiaries harmless from any liability for payments or obligations relating to bonus or incentive compensation up to the Closing Date, other than as reflected on the Closing Balance Sheet. To the extent such accrued amounts cannot be so paid, they shall be properly accrued and reflected on the Closing Balance Sheet. In addition, the Purchasers shall cause all profit from the Aitec Holdings Group (other than the US Subsidiaries) in respect of the period from October 1st to the Closing Date to be paid by way of bonus to the Individual Shareholders as soon as possible following final completion of the Closing Balance Sheet, provided such amounts are reflected as additional payroll obligations on the Closing Working Capital.

4.2	Covenants of the Purchasers

The Canadian Purchaser and the US Purchaser do hereby covenant and agree with the Canadian Vendors as set out in Section 4.2:

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4.2.1 Canadian Employee Severance and Termination

(a)	The Canadian Vendors shall assume no liability for any employee severance, termination and related costs associated with the termination by and at the direction of Amalco or the US Subsidiaries of any employees of Amalco and/or the US Subsidiaries at or following the Closing, done at the direction of the Canadian Purchaser or the US Purchaser, as applicable.

(b)	Immediately prior to Closing, McDonald and Leonard shall submit a written notice of resignation from employment with each of the Aitec Subsidiaries with which each such person is employed at such time, in the form set out as Exhibit B, such resignation to be effective ninety (90) days after the Closing Date or such later date as may be mutually agreed between the Purchasers and each of McDonald and Leonard, as applicable, and McDonald and Leonard shall continue working until such date. The employment of McDonald and Leonard shall end on the effective date of such resignation. The Canadian Purchaser and US Purchaser, as applicable, shall ensure that McDonald and Leonard receive their current salary and benefits up to the effective date of such resignation. McDonald and Leonard hereby agree that they are not entitled to any notice, pay in lieu of notice, severance or any other payments in relation to the cessation of their employment, given that they have voluntarily resigned from their employment. The Vendors agree to hold each of the Canadian Purchaser, the US Purchaser and the Aitec Subsidiaries harmless from any liability for such notice, pay in lieu of notice, severance or any other payments.

(c)	At Closing, each of the Individual Shareholders shall also enter into non-competition and non-solicitation agreements contemplated by Sections 5.1.12 and 5.1.13.

4.2.2 Tax Matters

(a)	The Canadian Purchaser and the US Purchaser, as applicable, shall cause the Canadian Holding Companies, the Canadian Subsidiaries and the US Subsidiaries from and after the Closing Date to retain all Books and Records relating to any period ending on or prior to the Closing Date for a period of three (3) years following the Closing Date or the end of any applicable statutory retention requirement, in respect of any document, whichever is later. So long as such books and records and other documents, information and files are retained by the Canadian Holding Companies, Canadian Subsidiaries and US Subsidiaries, as applicable, pursuant to the provisions hereof, the Canadian Vendors shall have the right, for the purpose of filing any Tax Returns as required under this Agreement and for the purpose of contesting any assessment or reassessment for Tax in accordance with the provisions of Article 6 to inspect and make copies of the same at the expense of the Canadian Vendors during normal business hours and upon reasonable notice.

(b)

After Closing, the Canadian Purchaser and the US Purchaser, as applicable, agrees to cause Amalco and the US Subsidiaries to cooperate in a commercially reasonable manner with the Canadian Vendors and the Canadian Vendors’ agents,

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representatives and auditors for the purposes of the preparation of the Canadian Vendors’ accounts and tax returns and in providing all information required for legal, filing and regulatory purposes. Without limiting the generality of the foregoing, the Canadian Purchaser and the US Purchaser, as applicable, shall, upon reasonable notice, cause Amalco and the US Subsidiaries to provide the Canadian Vendors, their agents, representatives and auditors reasonable access during normal business hours to all Books and Records necessary for the preparation of such accounts and tax returns and for gathering the required information for legal, filing and regulatory purposes together with the assistance of those employees of Amalco and the US Subsidiaries that the Canadian Vendors may reasonably request; provided that the Canadian Vendors shall pay proper and reasonable compensation to such companies for the assistance of such employees.

(c)	Income Tax Returns in respect of the fiscal year ending immediately prior to the Closing Date for Amalco, the Canadian Holding Companies, the Canadian Subsidiaries and US Subsidiaries shall be prepared by the Canadian Purchasers, provided that the Canadian Vendors shall be afforded an opportunity to review and comment on such Tax Returns.

4.2.3 E&O/Liability Insurance

The Purchasers shall maintain E&O/Liability Insurance coverage for a period of two years following the Closing Date. If the Purchasers fail to maintain the E&O/Liability Insurance for such period, then the Canadian Vendors shall have no obligation to indemnify the Purchasers pursuant to this Agreement to the extent any matter would have been insured by the E&O/Liability Insurance if it had been properly maintained.

4.2.4 Sale of the Aitec Business

Prior to Closing, other than with Charlie Pattillo and his partners and advisors, the Purchasers shall not solicit any offers from or engage in any negotiations with any person who is not a Party in respect of the sale of all or any part of the Aitec Business.

4.3	Mutual Covenants

Each Party hereby covenants and agrees with the other Party as follows (and, in the case of the Canadian Vendors, on a joint and several basis):

4.3.1 Transaction Steps

The Parties covenant and agree to carry-out the Transaction Steps set out in Schedule 4.3.1 in the order set out therein.

4.3.2 Cooperation

The Parties shall cooperate fully in good faith with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

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ARTICLE 5

CONDITIONS OF CLOSING

5.1	Conditions for the Benefit of the Canadian Purchaser and US Purchaser

The transactions herein contemplated, including the carrying out of the Transaction Steps in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 5.1, each of which is hereby declared to be for the exclusive benefit of the Canadian Purchaser and US Purchaser, as applicable. Each of such conditions is to be satisfied in full at or prior to the Closing Time. The Canadian Vendors covenant and agree to use their best efforts to cause each of such conditions to be fulfilled at or prior to the Closing Time.

5.1.1 Representations, Warranties and Covenants of the Canadian Vendors Regarding the Period Prior to the Amalgamation

(a) All representations and warranties of the Canadian Vendors made in or pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects immediately prior to the Amalgamation with the same force and effect as if such representations and warranties had been made immediately prior to the Amalgamation provided that all representations and warranties of the Canadian Vendors made in or pursuant to this Agreement that contain an express materiality qualification shall have been true and correct in all respects on the date hereof and shall be true and correct in all respects immediately prior to the Amalgamation as if such representations and warranties had been made immediately prior to the Amalgamation; subject to such modifications, if any, to be made to the representations and warranties set forth in Sections 3.1 and 3.2 as a consequence of the operation of the Canadian Business and US Business in the ordinary course and the completion of the Amalgamation and all Transaction Steps to be completed prior to the Amalgamation.

(b) The Canadian Vendors shall have performed or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed by them at or prior to the Amalgamation.

(c) As evidence of the satisfaction of the conditions in paragraphs 5.1.1(a) and 5.1.1(b), the Canadian Vendors shall deliver to the Canadian Purchaser at the Closing Time a certificate of the Canadian Vendors confirming the matters in paragraphs 5.1.1(a) and 5.1.1(b) and to the effect that immediately prior to the Amalgamation all other conditions set forth in this Section 5.1 have been satisfied. The certificate shall be signed by each Canadian Vendor. Notwithstanding the foregoing, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or have the effect of modifying or qualifying in any way, any of the representations and warranties of the Canadian Vendors made (or, for purposes of Section 6.1, deemed to have been made) in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Canadian Purchaser and the US Purchaser as provided in Section 3.8.

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5.1.2 Representations, Warranties and Covenants of the Canadian Vendors as of the Closing Time

(a) All representations and warranties of the Canadian Vendors made in or pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties had been made at and as of the Closing Time provided that all representations and warranties of the Canadian Vendors made in or pursuant to this Agreement that contain an express materiality qualification shall have been true and correct in all respects on the date hereof and shall be true and correct in all respects at the Closing Time as if such representations and warranties had been made at and as of the Closing Time, with such modifications to the representations and warranties set forth in Sections 3.1 and 3.2 as a consequence of the operation of the Canadian Business and the US Business in the ordinary course and the completion of the Amalgamation and the Transaction Steps which are to occur prior thereto.

(b) The Canadian Vendors shall have performed or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Time.

(c) As evidence of the satisfaction of the conditions in paragraphs 5.1.2(a) and (b), the Canadian Vendors shall deliver to the Canadian Purchaser at the Closing Time a certificate of the Canadian Vendors confirming the matters in paragraphs 5.1.2(a) and (b) and to the effect that as of the Closing Time all other conditions set forth in this Section 5.1.2 have been satisfied. The certificate shall be signed by each Canadian Vendor. Notwithstanding the foregoing, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or have the effect of modifying or qualifying in any way, any of the representations and warranties of the Canadian Vendors made (or, for purposes of Section 6.1, deemed to have been made) in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Canadian Purchaser as provided in Section 3.8.

5.1.3 Amalgamation

The Amalgamation shall have been completed by the Canadian Vendors in a manner satisfactory to the Canadian Purchaser, acting reasonably, prior to the Closing.

5.1.4 Legal Opinion

A legal opinion of Scarfone Hawkins LLP in respect of each of the Canadian Vendors, the Canadian Holding Companies, the Canadian Subsidiaries and Amalco dated the Closing Date and in a form satisfactory to the Purchasers, acting reasonably, shall have been received by the Canadian Purchaser at the Closing Time. In rendering such opinion, counsel may rely as to the laws of jurisdictions other than the Province of Ontario upon the opinions of counsel qualified to practise in such jurisdictions satisfactory to the Canadian Purchaser.

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5.1.5 No Adverse Change

Since September 30, 2006 there shall have been no change in the Canadian Business, or in the operations, affairs, prospects or condition (financial or otherwise) of any of the Canadian Subsidiaries (except as otherwise provided for or disclosed in this Agreement) which, in the reasonable opinion of the Canadian Purchaser, would have a material adverse effect on the Canadian Subsidiaries or on the Canadian Business.

5.1.6 Consents

All Consents necessary to keep the Material Contracts, Leases and Equipment Leases in full force and effect and to enable Amalco and the Aitec Subsidiaries to continue to enjoy all rights and benefits thereunder shall have been granted, obtained and received unconditionally or on terms satisfactory to the Purchasers, acting reasonably.

5.1.7 Regulatory Approvals

All Regulatory Approvals required to keep the Licences held by any of the Aitec Subsidiaries in good standing and to otherwise enable the Aitec Subsidiaries to continue to enjoy all rights and benefits thereunder and to carry on the Aitec Business after the Closing in the same manner as it is currently carried on shall have been granted, obtained and received unconditionally or on terms satisfactory to the Purchasers, acting reasonably, save and except with respect to the those Licences listed under the heading “Excluded Licences” and “Other Filings Required” in Schedule 3.1.9, provided that the Canadian Vendors shall take commercially reasonable steps to facilitate the Purchaser’s efforts to transfer or have reissued such Licences or such steps as may otherwise be required to ensure the availability of such Licences to the Aitec Business following Closing.

5.1.8 No Legal Proceedings

No Order shall have been made and no Legal Proceeding shall have been commenced or shall be pending or threatened against Amalco, the Canadian Vendors or the US Vendor which adversely affects or would adversely affect the title of Amalco or the Canadian Vendors or the US Vendor to the Canadian Purchased Shares or US Purchased Shares, as applicable, or which enjoins, restricts or prohibits, or which asserts a claim or seeks a remedy that would have the effect of enjoining, restricting or prohibiting the completion of the transactions herein contemplated, or which, in the result, could prohibit or materially restrict any of the Canadian Subsidiaries from carrying on the Canadian Business or any of the US Subsidiaries from carrying on the US Business in the ordinary course after Closing.

5.1.9 Resignations and Releases

Resignations of (i) all of the Individual Shareholders as directors and officers (but not as employees) and (ii) Munro as an employee, from each of the Canadian Holding Companies, Aitec Subsidiaries and Amalco, as required, together with an executed general release of such companies from each of them with respect to all claims against any of such companies up to the Closing Time substantially in the form of Exhibit C, shall have been executed and delivered.

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5.1.10 Satisfaction with Due Diligence

Each of the Canadian Purchaser and the US Purchaser shall have been furnished with reports and opinions satisfactory to it, acting reasonably, as to the results of the investigations conducted by the Canadian Purchaser’s Representatives or the US Purchaser’s Representative as contemplated by this Agreement and such reports and opinions shall not have disclosed any matter which the Canadian Purchaser or US Purchaser, as applicable, considers to be materially adverse to the Canadian Business, Amalco or the Canadian Subsidiaries, in the case of the Canadian Purchaser, or the US Business or the US Subsidiaries, in the case of the US Purchaser, or its decision to acquire the Canadian or US Purchased Shares, as applicable. In addition, each of the Canadian Purchaser and the US Purchaser shall have completed its own due diligence investigation and such investigations shall not have disclosed any matter which they consider to be materially adverse to the Canadian Business, Amalco or the Canadian Subsidiaries, in the case of the Canadian Purchaser, or to the US Business or the US Subsidiaries, or their respective decision to acquire the Canadian or US Purchased Shares. Each of the Purchasers shall be satisfied with their discussions with the key managers of the Aitec Subsidiaries listed on Schedule 5.1.10.

5.1.11 Closing Documents

Each of the Canadian Purchaser and US Purchaser shall have received such other opinions, agreements, certificates, affidavits, statutory declarations, instruments of transfer and other documentation reasonably required by such Party to implement the transactions herein contemplated, all of which shall be satisfactory in form and substance to counsel for the Canadian Purchaser and the US Purchaser, acting reasonably.

5.1.12 New Employment Agreements

(a)	New written employment agreements, in form satisfactory to the Purchasers, shall have been executed and delivered by all employees listed on Schedule 3.1.17 with whom there currently exists a written employment agreement.

(b)	Resignations of spouses of any Individual Shareholder who is employed by any Aitec Subsidiary shall have been executed and delivered by such spouses.

5.1.13 Non-Competition and Non-Solicitation Agreements

(a)	Non-competition and non-solicitation agreements between Weldsonix Inc, Aitec USA Inc, Aitec Inc., Aitec (Western) Inc., Team Industrial Services, Inc. and TISI Acquisition Inc., on the one hand, and the Canadian Vendors (except J. Benedictus, M. Bouma, Jackson, Johnson and Norman), on the other hand, in the form attached hereto as Exhibit D, shall have been executed and delivered.

(b)	Non-competition and non-solicitation agreements between Weldsonix Inc., Aitec USA Inc., Aitec Inc., Aitec (Western) Inc., Team Industrial Services, Inc. and TISI Acquisition Inc., on the one hand, and J. Benedictus, M. Bouma, Jackson, Johnson and Norman, on the other hand, in the form attached hereto as Exhibit E, shall have been executed and delivered

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5.1.14 Mutual Releases

Each of the Canadian Vendors and the spouses of each Individual Shareholder shall have executed and delivered full and final mutual releases between each of them and Amalco and the Aitec Holdings Group.

5.1.15 Repayment of Debt Instruments and Discharge of Encumbrances

At Closing, the Canadian Vendors shall have tendered proof of the repayment of all Debt Instruments, other than Debt Instruments listed on Schedule 5.1.15, or a payout letter from the applicable creditor, in form satisfactory to the Canadian Purchaser, and a release, termination or discharge of, or an undertaking to release, terminate or discharge, in form satisfactory to the Canadian Purchaser, acting reasonably, any related security or Encumbrance thereon, as well as any other Encumbrance which is not a Permitted Encumbrance.

5.1.16 Satisfaction Letters of Note Holders

Satisfaction letters, in form satisfactory to the Purchasers, acting reasonably, confirming that no amounts are owing to any of the Note Holders by any member of the Aitec Holdings Group or Amalco, shall have been executed and delivered by each of the Note Holders.

5.1.17 CIT Consents

CIT Consents, in forms satisfactory to the Purchasers, acting reasonably, shall have been received.

5.1.18 Intercompany Accounts

All Intercompany Accounts shall have been paid and satisfied as between the relevant parties, except as set forth and described in Schedule 5.1.18.

5.1.19 Board Approval

The Canadian Purchaser and the US Purchaser shall each have obtained the approval from its Board of the Directors with respect to the transactions herein contemplated.

5.1.20 Holdback Agreement

The Holdback Agreement shall have been executed and delivered by each of the Canadian Vendors;

5.1.21 Representations and Warranties Insurance Policy

The Canadian Purchaser shall have obtained the Representations and Warranties Insurance Policy, with the terms and conditions thereof being satisfactory to the Canadian Purchaser. Premiums in respect of such policy shall be paid for by the Canadian Purchaser, US Purchaser or one of their respective Affiliates.

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5.1.22 Unanimous Shareholders Agreement

The Unanimous Shareholders Agreement shall have been terminated.

5.2	Conditions for the Benefit of the Canadian Vendors

The transactions herein contemplated, including the sale and purchase of the Canadian Purchased Shares and the US Purchased Shares in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 5.2, each of which is hereby declared to be for the exclusive benefit of the Canadian Vendors and may be waived by them. Each of such conditions is to be satisfied in full at or prior to the Closing Time unless waived. Each of the Canadian Purchaser and the US Purchaser covenants and agrees to use its respective best efforts to cause each of such conditions to be fulfilled at or prior to the Closing Time.

5.2.1 Payment of the Purchase Price

The Canadian Purchase Price and the US Purchase Price shall have been tabled for payment.

5.2.2 Mutual Full and Final Releases

Each of the Canadian Vendors and the spouses of all Individual Shareholders shall have received full and final mutual releases between each of them and each of Amalco and the Aitec Holdings Group provided that the Canadian Vendors who are partners of Salta Holdings shall not be released, in such capacity, in respect of any liabilities Salta Holdings owes to Amalco pursuant to the Oakville Lease set out in Section 3.1.16.

5.2.3 Closing Documents

The Canadian Vendors shall have received such other opinions, agreements, certificates, affidavits, statutory declarations, instruments of transfer and other documentation reasonably required by the Canadian Vendors to implement the transactions herein contemplated, all of which shall be satisfactory in form and substance to counsel for the Canadian Vendors, acting reasonably.

5.2.4 No Legal Proceedings

No Order shall have been made and no Legal Proceeding shall have been commenced or shall be pending or threatened against Amalco and/or the Canadian Subsidiaries which adversely affects or would adversely affect the title of the Canadian Vendors to the Canadian Purchased Shares or title of the US Vendor to the US Purchased Shares or which enjoins, restricts or prohibits, or which asserts a claim or seeks a remedy that would have the effect of enjoining, restricting or prohibiting the completion of the transactions herein contemplated, or which, in the result, could prohibit or materially restrict any of the Canadian Subsidiaries or US Subsidiaries from carrying on the Canadian Business or the US Business, as applicable, in the ordinary course after Closing.

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5.2.5 Truth of Representations and Warranties of the Canadian Purchaser and the US Purchaser

(a) The representations and warranties of each of the Canadian Purchaser and the US Purchaser made in or pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties had been made at and as of the Closing Time.

(b) Each of the Canadian Purchaser and the US Purchaser shall have performed or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Time.

(c) As evidence of the satisfaction of the conditions in paragraph 5.2.5(a) and (b), each of the Canadian Purchaser and the US Purchaser shall deliver to the Canadian Vendors at the Closing Time a certificate of the Purchasers confirming the matters in paragraphs 5.2.5(a) and (b) and to the effect that as of the Closing Time all other conditions set forth in this Section 5.2.5 have been satisfied. The certificate shall be signed by a senior officer of the Canadian Purchaser and the US Purchaser. Notwithstanding the foregoing, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or be interpreted to modify or qualify in any way, any of the representations and warranties of the Canadian Purchaser or US Purchaser made in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Canadian Vendors as provided in Section 3.9.

5.2.6 Legal Opinion

(a)	A legal opinion of Fraser Milner Casgrain LLP dated the Closing Date in respect of the Canadian Purchaser and being substantially in a form satisfactory to the Canadian Vendors, acting reasonably, shall have been received by the Canadian Vendors at the Closing Time. In rendering such opinion, counsel may rely as to the laws of jurisdictions other than the Province of Ontario upon the opinions of counsel qualified to practise in such jurisdictions satisfactory to the Canadian Vendors.

(b)	A legal opinion of Locke Liddell & Sapp LLP dated the Closing Date in respect of the US Purchaser and being substantially in a form satisfactory to the Canadian Vendors, acting reasonably, shall have been received by the Canadian Vendors at the Closing Time. In rendering such opinion, counsel may rely as to the laws of jurisdictions other than the State of Texas upon the opinions of counsel qualified to practise in such jurisdictions satisfactory to the Canadian Vendors.

5.2.7 Holdback Agreement

The Holdback Agreement shall have been executed and delivered by each of the Canadian Purchaser and the US Purchaser.

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5.2.8 Certain Employment Offers

The Canadian Purchaser shall have caused the applicable Canadian Subsidiary to have offered continued employment, on terms comparable to those received by similarly situated Team employees, to each of Jackson, Norman, Johnson, J. Benedictus and M. Bouma.

5.2.9 CIT Consents

CIT Consents, in forms satisfactory to the Canadian Vendors, acting reasonably, shall have been received.

5.3	Waiver

Either Party may waive, in whole or in part, by notice to the other Party, any condition set forth in this Article 5 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition. The waiver in whole or in part by either Party of any condition requiring the accuracy of a representation or warranty or the performance of or compliance with a covenant shall not affect the right of that Party to indemnification under Article 6 for any Loss suffered or incurred by that Party based upon that misrepresentation or breach of warranty or upon the failure to observe or perform that covenant.

5.4	Failure to Satisfy Conditions

If any condition set forth in Sections 5.1 or 5.2 is not satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at the Closing Time, the Party entitled to the benefit of such condition (the “First Party”) may terminate this Agreement by notice in writing to the other Party and in such event:

(a)	unless the other Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the First Party or have not been satisfied by reason of a default by the First Party hereunder, the First Party shall be released from all obligations hereunder; and

(b)	unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party or have not been satisfied by reason of a default by the other Party hereunder, then the other Party shall also be released from all obligations hereunder;

provided however that no release of obligations under this Section 5.4 shall release either Party from any obligation under Section 3.6, Subsection 4.2.1, Section 7.2 or Section 7.5.

5.5	Damage or Expropriation

If, prior to the Closing Time, all or any substantial portion of the property or assets of the Aitec Subsidiaries are destroyed or substantially damaged by fire or other hazard or

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shall be expropriated or seized by any Governmental Authority or any other person in accordance with Applicable Law, or if notice of any such expropriation or seizure shall have been given in accordance with Applicable Law, the Purchasers shall have the option, exercisable by notice to the Canadian Vendors given prior to the Closing Date:

(a)	to terminate this Agreement and not complete the transactions herein contemplated, in which case the Purchasers shall be released from all obligations hereunder except those set forth in Section 3.6, Subsection 4.2.1, Section 7.2 and Section 7.5 as of and from the giving of such notice; or

(b)	to complete the transactions herein contemplated with a reduction of the Canadian Purchase Price and the US Purchase Price by the net amount equal to the cost of repair, or, if expropriated or seized or if destroyed or damaged beyond repair, by the net amount equal to the replacement cost of the property or assets so expropriated, seized, damaged or destroyed, after taking into account all proceeds of any insurance or compensation for such destruction, damage, expropriation or seizure received by any of the Aitec Subsidiaries.

If any loss, damage or claim for which insurance is carried by the Canadian Holding Companies, Canadian Subsidiaries or US Subsidiaries arises during the Interim Period, the Canadian Purchaser or US Purchaser, as applicable, as a condition of Closing, shall each be entitled to be satisfied that the insurers recognize the claim of the Canadian Holding Companies, Canadian Subsidiaries or US Subsidiaries, as applicable, for payment in accordance with the terms of the relevant insurance policies.

ARTICLE 6

INDEMNIFICATION

6.1	Indemnification by Canadian Vendors

Each of the Canadian Vendors shall indemnify, defend and save harmless, on a joint and several basis, the Purchasers and each of their Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to, subject to the limitations set out in Section 6.13:

(a)	subject to Section 3.8, any misrepresentation or breach of warranty made or given by the Canadian Vendors in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document;

(b)	subject to paragraph (d) below, any failure by any of the Canadian Vendors to observe or perform any covenant or obligation contained in this Agreement, any Closing Document (or in any document delivered pursuant to this Agreement or any Closing Document), and for certainty, the beneficiaries of covenants made by Individual Shareholders under the non-competition and non-solicitation agreements entered into pursuant to Section 5.1.13 shall be entitled to seek such additional remedies as made available to such beneficiaries in accordance with such agreements;

(c)	any Legal Proceeding against any member of the Aitec Holdings Group or Amalco initiated prior to or after the Closing Time, and not disclosed on Schedule

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3.1.30, which is based on an act or omission of the Canadian Vendors or any member of the Aitec Holdings Group prior to the Closing Time; and

and, without limiting the generality of the provisions of Sections 6.1(a) and (b), the indemnity provided for in this Section 6.1 shall also extend to the following matters, without the limitations set out in Section 6.13(b):

(d)	the failure by the Canadian Vendors to reimburse the Canadian Purchaser for any amounts owing by them (in respect of the Litigation Matters) pursuant to Section 2.7;

(e)	any Environmental Matter listed on Schedule 3.1.34; and

(f)	any claim against any member of the Aitec Holdings Group, its predecessors or Amalco initiated prior to or following the Closing Time whether or not disclosed in any Schedule in respect of Aitec Realty Inc. or otherwise in respect of the ownership by it of the Real Properties located at 15 Keefer Rd. St. Catharines, Ontario and 450 McGregor Road, Sarnia, Ontario.

Notwithstanding the Closing and the delivery of the certificate pursuant to paragraph 5.1.1(c), for the purposes of the Canadian Purchaser’s right to be indemnified as provided in this Section 6.1 (but subject to the limitations in Section 6.13), the said certificate shall be deemed to repeat the representations and warranties of the Canadian Vendors made in this Agreement on and as of the Closing Date as if then made without qualification as to materiality, except for the representations and warranties expressly so qualified in this Agreement, with such modifications as a consequence of the operation of the Canadian Business and US Business in the ordinary course.

6.2	Indemnification by the Canadian Purchaser

The Canadian Purchaser shall indemnify, defend and save harmless the Canadian Vendors and each of the Canadian Vendors’ Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever subject to the limitations set out in Sections 6.13(a) and 6.13(c):

(a)	subject to Section 3.9, any misrepresentation or breach of any warranty made or given by the Canadian Purchaser in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document;

(b)	any failure by the Canadian Purchaser to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; and,

(c)	any damages of a Third Party against the Canadian Vendors or any Canadian Vendors’ Representatives for any damage, loss, claim, action, cause of action, or costs arising from the operation of the Canadian Business subsequent to Closing, provided that such claim cannot be the subject of a claim of the Purchaser or its Representatives under the provisions of Section 6.1.

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6.3	Agency for Representatives

Each Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that the other Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

6.4	Notice of Third Party Claims

If an Indemnitee receives notice of the commencement or assertion of any Third Party Claim, the Indemnitee shall give the Indemnitor reasonably prompt notice thereof, but in any event no later than 10 Business Days after receipt of such notice of such Third Party Claim. Such notice to the Indemnitor shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnitee.

6.5	Defence and Funding of Third Party Claims

The Indemnitor may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnitee not later than 30 days after receiving notice of that Third Party Claim (the “Notice Period”). The Indemnitor’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnitee shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnitor and may participate in such defence assisted by counsel of its own choice at its own expense. If the Indemnitee has not received notice within the Notice Period that the Indemnitor has elected to assume the defence of such Third Party Claim, the Indemnitee may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnitor shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnitee with respect to such Third Party Claim. If the Indemnitor elects to assume the defence of a Third Party Claim under this Section 6.5, the Indemnitor shall not be deemed to have accepted its liability for such claim. In the case where the Canadian Vendors are the Indemnitor and have elected to assume the defence of a Third Party Claim, then the Purchasers shall nonetheless be required to fund all costs and expenses of defending such Third Party Claims as provided below in this Section 6.5 subject to a reconciliation between the Purchasers and the Canadian Vendors when there is a final settlement of such Third Party Claim For the purposes of this Section 6.5 “final settlement” shall mean a settlement of all claims as between the parties to such Third Party Claim and a full release of Amalco and any member of the Aitec Holdings Group involved in such Third Party Claims, or a final judgment of a court of law where any right of appeal from such judgment has expired or been exhausted. The Purchasers shall fund all costs and expenses of defending the Third Party Claim (which for greater certainty, shall not include the defence of any Litigation Matters for the purposes of this Section 6.5) until such costs and expenses, in the aggregate, together with any other Eligible Claims made pursuant to Sections 6.1(a), (b) or (c), exceed the $200,000.00 minimum set out in Section 6.13(b), at which point the Purchasers shall be entitled to claim all such Eligible Claims in accordance with Section 6.13(b), provided that, following the initial claim for amounts over $100,000 as contemplated by Section 6.13(b), the Purchasers shall be entitled to request reimbursement from, and send an accounting to, John McDonald on behalf of

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the Canadian Vendors for the amount of any such additional costs and expenses whenever the aggregate of such costs and expenses amount to at least $25,000.00, or at least every three (3) months thereafter, whichever is first to occur. Whenever the Canadian Vendors are required to reimburse the Purchasers pursuant to this Section 6.5, the amount which they are required to reimburse the Purchasers for shall be set off by any amount which the Purchasers are required to reimburse the Canadian Vendors for pursuant to Section 2.7(a) as a result of a reconciliation between the Litigation Reserve and the Litigation Costs and Expenses arising from the final settlement of one or more of the Litigation Matters.

6.6	Assistance for Third Party Claims

The Indemnitor and the Indemnitee will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(a)	those employees and other persons whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Indemnitor shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees or other persons made available by the Indemnitee to the Indemnitor hereunder, which expense shall not exceed the actual cost to the Indemnitee associated with such employees and other persons.

6.7	Settlement of Third Party Claims

If an Indemnitor elects to assume the defence of any Third Party Claim as provided in Section 6.5, the Indemnitor shall not be liable for any legal expenses incurred by the Indemnitee in connection with the defence of such Third Party Claim following the receipt by the Indemnitee of notice of such assumption. However, if the Indemnitor fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnitee that the Indemnitee believes on reasonable grounds that the Indemnitor has failed to take such steps, the Indemnitee may, at its option, elect to assume the defence of and to negotiate, settle or compromise the Third Party Claim assisted by counsel of its own choosing and the Indemnitor shall also be liable for all reasonable costs and expenses paid or incurred in connection therewith. The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement of a Third Party Claim, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnitee.

6.8	Direct Claims

Any Direct Claim shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than 10 days after the Indemnitee becomes aware of such Direct Claim. The Indemnitor shall then have a period of 30 days within which to

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respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30 day period, the Indemnitor shall be deemed to have rejected such Claim, and in such event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee subject to the dispute resolution procedures set out in Schedule 1.4. Notwithstanding the foregoing, no written notice of any Direct Claim shall be made until the minimum Losses amount set out in Section 6.13(b) shall have been met.

6.9	Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 6 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

6.10	Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of an Indemnity Payment in respect of that Loss is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnitee to the Indemnitor. Upon making a full Indemnity Payment, the Indemnitor shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Loss to which the Indemnity Payment relates. Until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnitor against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnitee and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination and the Indemnitee shall assign all claims against Third Parties which the Indemnitor can pursue in order to seek recovery in connection with any indemnity payment made by it to the Indemnitee.

6.11	Tax Effect

If any Indemnity Payment received by an Indemnitee would constitute taxable income to such Indemnitee, the Indemnitor shall pay to the Indemnitee at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment an additional amount sufficient to place the Indemnitee in the same after-Tax position as it would have been if the Indemnity Payment had been received tax-free.

6.12	Payment and Interest

All Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnitee disbursed funds, suffered damages or losses or

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incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnitor to the Indemnitee.

6.13	Limitation

(a)	No Claims may be asserted by the Canadian Purchaser or the Canadian Vendors unless and until such Claim has a value of at least $2,000 (an “Eligible Claim”).

(b)	No Claims may be asserted by the Canadian Purchaser or the Canadian Purchaser’s Representatives under paragraph 6.1(a), 6.1(b) or 6.1(c) unless and until the aggregate of all Eligible Claims, exceeds Two Hundred Thousand Dollars ($200,000), in which event the Purchaser can claim, from the first dollar above One Hundred Thousand Dollars ($100,000) of such Eligible Claims, as applicable.

(c)	The Canadian Vendors’ aggregate liability for Eligible Claims shall be limited to the Canadian Purchase Price.

6.14	Additional Rules and Procedures

(a)	If any Third Party Claim is of a nature such that the Indemnitee is required by Applicable Law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, the Indemnitee may make such payment and the Indemnitor shall, subject to the provisions of Section 6.5, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnitor to the Indemnitee , the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnitor;

(b)	The Indemnitee and the Indemnitor shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

ARTICLE 7

MISCELLANEOUS

7.1	Further Assurances

Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as the other Party may, before or after the Closing Time, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

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7.2	Public Announcements

Except to the extent required by Applicable Law, each Party agrees that no disclosure or public announcement regarding this Agreement or the transactions contemplated hereby shall be made by either Party without the prior written consent of the other Party.

7.3	Notices

(a)	Any notice, direction or other communication (in this Section, a “notice”) required or permitted to be given to a Party shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by facsimile as set out in Schedule 7.3.

(b)	Any notice delivered personally, shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day; otherwise on the first Business Day thereafter. Any notice mailed shall be deemed to have been given and received on the third Business Day after it was mailed, provided that if the Party giving the notice knows or ought reasonably to know of disruptions in the postal system that might affect the delivery of mail, such notice shall not be mailed but shall be given by personal delivery or facsimile transmission. Any notice transmitted by facsimile shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the Party to whom it was sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter.

(c)	Either Party may change its address for service from time to time by notice given to each of the other Party in accordance with the foregoing provisions.

7.4	Time of the Essence

Time shall be of the essence of this Agreement.

7.5	Costs and Expenses

Each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated herein.

7.6	Effect of Closing

All provisions of this Agreement shall remain in full force and effect notwithstanding the Closing, subject only to the limitation periods specified in Sections 3.8 and 3.9 and the related indemnities in Article 6.

7.7	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. To

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evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile or electronic mail transmission, and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

7.8	Assignment

This Agreement may not be assigned by any of the Canadian Vendors without the prior written consent of the Canadian Purchaser and the US Purchaser, but may be assigned by the Canadian Purchaser or the US Purchaser prior to the Closing Date without the consent of the Canadian Vendor to an Affiliate of the Canadian Purchaser or the US Purchaser, as applicable, provided that such Affiliate enters into a written agreement with the Canadian Vendor to be bound by the obligations, covenants and agreements contained in this Agreement in all respects and to the same extent as the Canadian Purchaser or US Purchaser, as applicable, and provided that the Canadian Purchaser or US Purchaser, as applicable, shall continue to be bound by all such obligations, covenants and agreements to the extent that such Affiliate fails to perform the same.

7.9	Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.10	Third Parties

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

[Signature pages follow]

84.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Brian Munro
Witness	)	Brian Munro
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ John Johnson
Witness	)	John Johnson
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ John Benedictus
Witness	)	John Benedictus
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Marilyn Benedictus
Witness	)	Marilyn Benedictus
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ John McDonald
Witness	)	John McDonald
)

85.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Martin Bouma
Witness	)	Martin Bouma
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Brenda Bouma
Witness	)	Brenda Bouma
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Denis Norman
Witness	)	Denis Norman
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Paul Leonard
Witness	)	Paul Leonard
)

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Thomas Jackson
Witness	)	Thomas Jackson
)

86.

BRIAN MUNRO FAMILY TRUST, by its trustees

Per:	/s/ Brian Munro
Brian Munro

Per:	/s/ Betty Lou Munro
Betty Lou Munro

JOHN JOHNSON FAMILY TRUST, by its trustees

Per:	/s/ John Johnson
John Johnson

Per:	/s/ Peggy Johnson
Peggy Johnson

JOHN BENEDICTUS FAMILY TRUST, by its trustees

Per:	/s/ John Benedictus
John Benedictus

Per:	/s/ Marilyn Benedictus
Marilyn Benedictus

LITTLE CREEK FARM TRUST, by its trustee

Per:	/s/ John McDonald
John McDonald

87.

MARTIN BOUMA FAMILY TRUST, by its trustees

Per:	/s/ Martin Bouma
Martin Bouma

Per:	/s/ Brenda Bouma
Brenda Bouma

DENIS NORMAN FAMILY TRUST, by its trustee

Per:	/s/ Denis Norman
Denis Norman

PAUL LEONARD FAMILY TRUST, by its trustee

Per:	/s/ Paul Leonard
Paul Leonard

TOM JACKSON FAMILY TRUST, by its trustee

Per:	/s/ Thomas Jackson
Thomas Jackson

TISI ACQUISITION INC.

By:	/s/ Gregory T. Sangalis

Gregory T. Sangalis

TEAM INDUSTRIAL SERVICES, INC.

By:	/s/ Philip J. Hawk

Philip J. Hawk

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